A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN MADE WITH RESPECT TO PORTIONS OF THE FOLLOWING DOCUMENT THAT ARE MARKED [*CONFIDENTIAL*]. SUCH CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO THE REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.6

EXECUTION VERSION

Exhibit 10.6
EXECUTION VERSION

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

RANGELAND RIO PIPELINE, LLC
(a Delaware limited liability company)

Dated as of March 20, 2015

by and between

Rangeland Energy II, LLC

and

DKL RIO, LLC

i

(Continued)

(Continued)

(Continued)

Attachments:
Exhibit A    Ownership Information
Exhibit B    Project
Exhibit C    Initial Construction Budget
Exhibit D    Initial Operating Budget

Schedule 6.2	Initial Board Members and Initial Alternate Board Members

Schedule 6.10	Initial Officers

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF RANGELAND RIO PIPELINE, LLC
(a Delaware limited liability company)
This Limited Liability Company Agreement (the “Agreement”) of Rangeland RIO Pipeline, LLC, a Delaware limited liability company (the “Company”), is entered into as of March 20, 2015 (the “Effective Date”), by and among Rangeland Energy II, LLC, a Delaware limited liability company (the “Rangeland Member”), DKL RIO, LLC (the “Delek Member”) and such other Persons who may become Members of the Company from time to time pursuant hereto. The Company, the Rangeland Member, the Delek Member and such other Persons who may become Members of the Company are referred to herein individually, as a “Party”, and collectively, as the “Parties”.
WHEREAS, the Company was formed in accordance with the Act by filing a Certificate of Formation with the Delaware Secretary of State on June 20, 2013;
WHEREAS, the Rangeland Member entered into a Limited Liability Company Agreement of the Company on June 20, 2013 (the “Initial LLC Agreement”), as the sole member of the Company;
WHEREAS, the Rangeland Member desires to develop, construct and operate a crude oil pipeline and related facilities (as more fully defined herein, the “Project”) and the Delek Member desires to participate in the Project and become a member of the Company; and
WHEREAS, the Members desire to enter into this Agreement to amend and restate the Initial LLC Agreement in its entirety, to admit the Delek Member as a Member of the Company and to proceed with the Project, in each case on the terms specified herein.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the Members stipulate and agree as follows:
ARTICLE I
DEFINITIONS

1.1    Specific Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.
“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant taxable year or other period, after giving effect to the following adjustments:

(a)    Add to such Capital Account the following items:
(i)    The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Membership Interest; and
(ii)    The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b)    Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704‑1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704‑1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. Notwithstanding the foregoing, for purposes of this Agreement, (i) the Rangeland Member and its Subsidiaries, on the one hand, and Delek Logistics Partners, LP and its Subsidiaries, on the other hand, shall not be considered Affiliates of each other and (ii) Delek Logistics GP, LLC, Delek Logistics Partners, LP and their respective Subsidiaries, on the one hand, and Delek US Holdings, Inc. and its Subsidiaries (not including the aforementioned entities), on the other hand, shall not be considered Affiliates of each other.
“Affiliate Transferor” has the meaning set forth in Section 3.7(a).
“Agreement” has the meaning set forth in the preamble.
“Alternate Board Member” has the meaning set forth in Section 6.2(a).
“Appraiser” has the meaning set forth in Section 3.13(b).
“Approved Budget” means the then-effective Construction Budget or Operating Budget that has been approved by the Board in accordance with this Agreement, including the Initial Construction Budget, Initial Operating Budget and any Budget under which the Operator is operating in accordance with Section 6.4 of this Agreement.
“Available Cash” means, with respect to any period prior to the dissolution of the Company, all cash and cash equivalents of the Company on hand at the end of such period less the amount of any cash reserves reasonably established by the Operator to provide for the proper conduct of the business of the Company, including reserves for: current, future or contingent liabilities; anticipated future credit needs of the Company; and debt service and repayments; provided, that such reserves will not equal less than the forthcoming three months of operating expenses set forth in the Approved Budget nor more than the forthcoming three months of operating expenses, debt service and capital expenditures set forth in the Approved Budget, without Special Consent. Notwithstanding the foregoing, “Available Cash” with respect to the month in which a liquidation or dissolution of the Company occurs and any subsequent month shall be deemed to equal zero.
“Bankrupt” means, with respect to any Person:
(a)    (i) making a general assignment for the benefit of creditors; (ii) filing a voluntary bankruptcy petition; (iii) becoming the subject of an order for relief or being declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) filing a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeking, consenting, or acquiescing to the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or
(b)    a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 90 days have expired without dismissal thereof or, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 60 days have expired without such appointments having been vacated or stayed, or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
“Board” has the meaning set forth in Section 6.1(a).
“Board Member” means a natural Person appointed to the Board pursuant to Section 6.2.
“Budget” means, for any Fiscal Year, a plan and budget of the Company and its Subsidiaries estimating the revenues, costs, expenses and Capital Expenditures which will be received or incurred in connection with the development, construction, operation and maintenance of the Project during such Fiscal Year.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required to be closed in Houston, Texas.
“C&O Agreements” means the Construction Agreement and the Operating Agreement.
“Calendar Month” means the time period beginning on the first day of a month and ending on the last day of such month.
“Calendar Year” means the time period from January 1st to December 31st (inclusive) of each year.
“Capital Account” means the capital account maintained for each Member on the Company’s books and records in accordance with the following provisions:
(a)    To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section

5.3 hereof or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.
(b)    From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company assets (other than cash) distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 5.3 hereof or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
(c)    In the event any Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.
(d)    In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
(e)    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. The Capital Accounts shall be increased or decreased upon a revaluation of Company property pursuant to clause (b) of the definition of Gross Asset Value in the manner prescribed in Regulations Section 1.704-1(b)(2)(iv)(f). In the event that any Member believes that it would be prudent to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Regulations, after consultation in good faith with all Members and the Company’s tax advisors, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 5.2 hereof upon the dissolution of the Company.
“Capital Call” means, with respect to any Member, all demands by the Company upon such Member for Capital Contributions other than the Initial Capital Contribution.
“Capital Call Default” means, with respect to any Member, such Member’s delinquency in making any Capital Contribution to the Company as required pursuant to Section 4.1.
“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property, contributed to the Company by such Member, in accordance with Article IV, including the Initial Capital Contribution. Any reference to the Capital Contributions of a Member will (a) include the Capital Contributions made by a predecessor holder of such Member’s Membership Interest to the extent the Capital Contribution was made in respect of Membership Interests Transferred to such Member in accordance with this Agreement and (b) not include Capital Contributions to the extent made in respect of Membership Interests no longer held by such Member that were Transferred by such Member in accordance with this Agreement.
“Capital Expenditures” means any expenditure, incurrence of liability or acquisition of property by the Company that is required to be capitalized for purposes of the Company’s financial statements in accordance with GAAP.
“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.
“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
“Company” has the meaning set forth in the preamble.

“Company Business” means the development, construction, operation, maintenance and expansion of the Project and any other business or activity that now or in the future may be customarily related, complementary or ancillary to accomplish the foregoing and that is not forbidden by Laws.
“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”
“Confidential Information” has the meaning set forth in Section 3.10(b).
“Construction Agreement” means the Construction Agreement, dated effective as of the Effective Date, between the Company and Rangeland CD, LLC, as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.
“Construction Budget” means the Budget covering the design, engineering, procurement, construction and installation of the Project during the period from the Effective Date until the Project In-Service Date.
“Control” (including its derivatives and similar terms) means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise; provided, however, that solely having the power to act as the operator of a Person’s day-to-day commercial operations, without otherwise having the direct or indirect power to direct or cause the direction of the management and policies of such Person, shall not satisfy the foregoing definition of “Control”.
“Counter-Offer” has the meaning set forth in Section 3.7(b).
“CPR Institute” means the International Institute for Conflict Prevention and Resolution.
“Default” means, with respect to any Member, the occurrence of any of the following events: (a) the failure to remedy, within ten Business Days of such Member’s receipt of written notice thereof from the Company or any other Member, such Member’s Capital Call Default; (b)

any event that causes such Member to become Bankrupt; or (c) the failure to remedy, within 30 Business Days of receipt of written notice thereof from the Company or any other Member, the non-performance of or non-compliance with any other material agreements, obligations or undertakings of such Member contained in this Agreement.
“Default Contribution” has the meaning set forth in Section 4.2(a).
“Default Interest Rate” means the lesser of (a) the Prime Rate, plus [*CONFIDENTIAL*]% and (b) the maximum rate permitted by Law.
“Delek Member” has the meaning set forth in the preamble.
“Delek Parent” means in the case of the Delek Member or any Affiliate of the Delek Member hereafter admitted as a Member, Delek Logistics Partners, L.P.
“Delinquent Member” has the meaning set forth in Section 4.2(a).
“Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such taxable year or other period, except that (i) if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year or other period and such difference is being eliminated by use of the “remedial allocation method” as defined in Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of book basis recovered for such period under the rules prescribed in Regulations Section 1.704-3(d) and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such taxable year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such taxable year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board after consultation with the Members.
“Designee” means with respect to any Member, its designee, which shall be a secured party having a Security Interest in the Membership Interest of such Member; provided, that such Member shall only be deemed to have granted to such designee such Member’s rights to determine a Fair Market Value pursuant to Section 3.13 hereof; provided further that, such secured party shall automatically be deemed the Designee of such Member in the event that such secured party has given written notice pursuant to Section 13.7 hereof to the other Members that such secured party seeks to commence foreclosure remedies or proceedings upon such Membership Interests.
“Determination Date” has the meaning set forth in Section 3.13(a).
“Dispute” has the meaning set forth in Section 13.5(d)(i).
“Dispute Notice” has the meaning set forth in Section 13.5(d)(ii).

“Disqualified Board Member” has the meaning set forth in Section 6.8(a).
“Drag-Along Notice” has the meaning set forth in Section 3.7(d).
“Drag-Along Sale” has the meaning set forth in Section 3.7(d).
“Economic Threshold” means, with respect to any Expansion Project, a projected [*CONFIDENTIAL*]% annualized return over the life of the Expansion Project.
“Effective Date” has the meaning set forth in the preamble.
“Expansion Project” means any capital project to expand the capacity of the Project beyond what is expressly contemplated in the C&O Agreements, including (a) the addition of pumps, (b) the addition of tankage or truck offloading facilities on land (i) in Midland County, Texas or (ii) owned or leased by the Company at other stations on the Project, (c) the looping or twinning of any portion of the Project along or in proximity to the existing right of way; provided, that an Extension Project shall not be considered an Expansion Project, or (d) the addition of truck offloading facilities on land in Loving County, Texas.
“Expansion Project Notice” has the meaning set forth in Section 2.9(a).
“Extension Project” means (a) any pipeline laterals or gathering lines facilities delivering crude oil into the Project or out of (i) the Midland Delivery Facility (as described on Exhibit B) or (ii) the State Line Terminal (as described on Exhibit B), (b) other than tankage and truck offloading facilities included in clauses (b) or (d) of the “Expansion Project” definition, any tankage or facilities that a Member constructs (which may be at or near any of the stations on the Project) on land owned or leased by such Member and not by the Company and (c) any pipeline to transport crude oil between the State Line Terminal (as described on Exhibit B) and a terminal in Eddy County, New Mexico owned in whole or in part by an Affiliate of the Rangeland Member.
“Fair Market Value” means , subject to the conditions, qualifications and adjustments set forth in this Agreement, the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arms-length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is an Affiliate of the other or under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.
“FERC” means the Federal Energy Regulatory Commission.
“Fiscal Year” means the taxable year of the Company, which shall be the same as the Calendar Year unless otherwise required by tax Law.
“GAAP” means accounting principles generally accepted in the United States, consistently applied.
“Governmental Entity” means any legislature, court, tribunal, arbitrator or arbitral body, authority, agency, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental or non-governmental body exercising similar powers of authority.
“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the Members, except that the initial Gross Asset Value of any asset contributed upon the exercise of a compensatory option shall be determined in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(4);
(b)    the Gross Asset Value of all Company assets shall be adjusted to equal their respective fair market values, as determined by the Members, in connection with: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution (including in connection with any Capital Contributions made pursuant to a required Capital Contribution with respect to which there is a Default and irrespective of whether any Default Contributions are made with respect to such Default) or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Section 708(b)(1)(B) of the Code); (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option or warrant in accordance with Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Members to be necessary to properly reflect the Gross Asset Values in accordance with the standards set forth in Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clause (i) and clause (ii) of this sentence shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and provided, further, that, consistent with the immediately preceding proviso, no adjustments will be made pursuant to clause (i) of this sentence in connection with Capital Contributions made pursuant to a required Capital Contribution with respect to which there is no Default. If any noncompensatory options or warrants are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);
(c)    the Gross Asset Value of any Company asset distributed to any Member shall be the fair market value of such asset on the date of distribution, as determined by the distributee Member and the other Members;
(d)    the Gross Asset Values of Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)    if the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), paragraph (b) or paragraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.
“Hypothetical Tax Amount” means, with respect to each Member, an amount equal to the product of (i) the combined maximum marginal prevailing federal and highest state and local income tax rates applicable to such Member (taking into account the deductibility of state and local taxes and the character of income and loss allocated as it effects the applicable tax rate for a taxable year), and (ii) the net amount of cumulative Net Profits and other items of tax gain and income, net of Net Losses and other items of tax loss and deduction, allocated to such Member (or such Member’s predecessor in interest) for tax purposes since inception of the Company through the end of the applicable Fiscal Year (excluding all allocations under Section 704(c) of the Code). If the Hypothetical Tax Amount for a Member as of the end of a taxable year is negative, such amount shall be treated as being zero.
“Including Member” has the meaning set forth in Section 8.4.
“Indebtedness” means of any Person means Liabilities in any of the following categories:
(a)    Liabilities for borrowed money;
(b)    Liabilities constituting an obligation to pay the deferred purchase price of property or services;
(c)    Liabilities evidenced by a bond, debenture, note or similar instrument;
(d)    Liabilities that (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);
(e)    Capital Lease Obligations;
(f)    Liabilities arising under conditional sales or other title retention agreements;
(g)    Liabilities owing under direct or indirect guaranties of Indebtedness of obligations of any other Person;
(h)    Liabilities relating to sale/leaseback agreements; or
(i)    Liabilities with respect to letters of credit or applications or reimbursement agreements therefor or with respect to banker’s acceptances.
“Independent Auditor” means Weaver & Tidwell, LLP.
“Initial Capital Contribution” has the meaning set forth in Section 4.1(a).
“Initial Construction Budget” has the meaning set forth in Section 6.4.

“Initial LLC Agreement” has the meaning set forth in the recitals.
“Initial Operating Budget” has the meaning set forth in Section 6.4.
“Insurance Program” has the meaning set forth in Section 6.12.
“Laws” means any applicable statute, law (including common law), rule, ordinance, regulation, ruling, requirement, writ, injunction, decree, order or other official act of or by any Governmental Entity or any arbiter or arbitral tribunal, whether they now exist or hereafter come into effect.
“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.
“Liquidator” has the meaning set forth in Section 10.2.
“Material Commercial Contract” means any contract (a) containing or triggering a most favored nations, right of first refusal or non-competition provision or (b) requiring the approval of the Company pursuant to the C&O Agreements.
“Material Transportation Contract” means any contract that reserves transportation or storage capacity on any segment of the Project.
“Member” means any Person executing this Agreement on the Effective Date as a Member or any Person hereafter admitted to the Company as an additional Member or Substituted Member as provided in this Agreement, but does not include any Person who has ceased to be a Member in the Company.
“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).
“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”
“Membership Interest” means the ownership interest of a Member in the Company, in each case as provided in this Agreement.
“Negotiation Period” has the meaning set forth in Section 13.5(d)(iii).
“Net Profits” or “Net Losses” means, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for such taxable year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall increase the amount of such income and/or decrease the amount of such loss;
(b)    Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall decrease the amount of such income and/or increase the amount of such loss;
(c)    Gain or loss resulting from any disposition of Company assets, where such gain or loss is recognized for federal income tax purposes, shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;
(d)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such taxable year or other period;
(e)    To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;
(f)    If the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and
(g)    Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 5.3(b) hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3(b) hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.
“Non-Delinquent Member” has the meaning set forth in Section 4.2(a).

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).
“Offer Notice” has the meaning set forth in Section 3.7(e)(i).
“Officer” has the meaning set forth in Section 6.10(a).
“Operating Budget” means the Budget for any period from or after the Project In-Service Date.
“Operating Member” means, as of any particular time, the Member that is the Operator or whose Affiliate is the Operator.
“Operating Agreement” means the Operating and Administrative Services Agreement, dated effective as of the Effective Date, between the Company and Rangeland CD, LLC, as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.
“Operator” means Rangeland CD, LLC or another operator of the Project chosen by the Board. As used herein, the term “Operator” shall also include the “Contractor” as such term is defined in the Construction Agreement.
“Option Period” has the meaning set forth in Section 3.7(e)(i).
“Ordinary Expenditures” means costs and expenses that are deemed necessary by the Operator to (a) comply with all applicable Laws, (b) maintain the safety and integrity of the assets and operations, (c) preserve the value of the Company, including, but not limited to the payment of amounts due in the ordinary course such as insurance premiums, rents, taxes, salaries and amounts required to fulfill all legal obligations, and (d) protect the environment.
“Party” and “Parties” have the meanings set forth in the preamble.
“Percentage Interest” means, as of any date, for each Member, the quotient (expressed as a percentage) obtained by dividing (x) the Capital Contributions of such Member as of such date by (y) the aggregate Capital Contributions of all Members as of such date.
“Permitted Budget Increase” means with respect to an Approved Budget, an increase in expenditures thereunder of up to [*CONFIDENTIAL*]%.
“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Entity (including any board, agency, political subdivision or other body thereof).
“Prime Rate” means the rate publicly announced by JPMorgan Chase Bank, N.A., New York, New York (or any successor bank) from time to time as its prime rate.

“Proceeding” has the meaning set forth in Section 7.1.
“Project” means the development, construction and operation of the RIO Pipeline and the other facilities described on Exhibit B.
“Project Development Costs” means all Capital Expenditures and other funds required to construct and develop the Project.
“Project In-Service Date” has the meaning set forth in the Operating Agreement.
“Proposing Member” has the meaning set forth in Section 2.9(a).
“Put Interest” has the meaning set forth in Section 3.5(a).
“Qualifying Offer” means an offer to purchase a Membership Interest if it meets all of the following criteria:
(a)    the offer is a written offer, in good faith and at arm’s length, from a Person that is not an Affiliate of the Transferring Member (without giving effect to clause (ii) of the definition of Affiliate) to purchase all (but not less than all) of the Transferring Member’s Membership Interest;
(b)    the offer is for a price payable solely in cash;
(c)    the offer is not subject to any material conditions such as financing or due diligence (other than conditions regarding consents, reviews, authorizations, clearances or approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended);
(d)    the offer does not include consideration or conditions unrelated to the sale of the Membership Interest;
(e)    the offer is subject in all respects to Section 3.7(e);
(f)    the proposed Transferee is a principal, identified in the offer, and not an agent acting on behalf of an undisclosed principal; and
(g)    the offer contains all material terms and conditions of a written contract of purchase and sale of the Membership Interest, provides for a closing not earlier than the term specified in Section 3.7(e)(i) and not later than the term specified in Section 3.7(e)(ii) and is not assignable.
“Rangeland Member” has the meaning set forth in the preamble.
“Regulations” means the Income Tax Regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor regulations).
“Regulatory Allocations” has the meaning set forth in Section 5.3(b)(viii).

“Related Party” means, with respect to any Member, any other Person for which such Member or an Affiliate of such Member has the power to act as the operator of such Person’s day-to-day commercial operations.
“Required Consent” means, as applicable: (i) the consent of Board Members appointed by one or more Members holding collectively more than a 50% Percentage Interest at the time such action is being taken; provided, however, that if a Member is in Default, then “Required Consent” means the consent of Board Members appointed by one or more Members holding collectively more than a 50% Percentage Interest held by Members which are not, and whose Affiliates are not, in Default at the time such action is being taken, (ii) to the extent otherwise required under the terms of this Agreement, Special Consent or (iii) the consent of the applicable Board Member(s) required pursuant to Section 6.7(b).
“RIO Pipeline” means a crude oil transportation pipeline to transport crude oil from Loving County Texas to Midland, Texas, as more specifically described on Exhibit B.
“Sale Offer” has the meaning set forth in Section 3.7(b).
“Security Interest” means any security interest, lien, mortgage, encumbrance, hypothecation, pledge, or other obligation, whether created by operation of law or otherwise, created by any Person in any of its property or rights.
“Special Consent” means, (i) for so long as the Delek Member continues to hold at least a 10% Percentage Interest, the consent or vote of Board Members appointed by both the Delek Member and Rangeland Member and (ii) if the Delek Member ceases to hold at least a 10% Percentage Interest, the consent or vote of the Board Member appointed by the Rangeland Member; provided, however, that if a Member is in Default, then “Special Consent” means the consent of Board Member(s) appointed by the Member(s) which are not in Default at the time such action is being taken.
“Subject ROFR Interest” has the meaning set forth in Section 3.7(e)(i).
“Subsidiary” means, with respect to any relevant Person, any other Person that is Controlled (directly or indirectly) and more than 50% owned (directly or indirectly) by the relevant Person.
“Substituted Member” means a Person who is admitted as a Member of the Company, at such time as such Person has complied with the requirements of Section 3.9 in place of and with all the rights of a Member who made the Transfer with respect to the Membership Interest Transferred and who is shown as a Member on the books and records of the Company.
“Tag-Along Offer” has the meaning set forth in Section 3.7(c)(i).
“Tag-Along Transfer” has the meaning set forth in Section 3.7(c)(i).
“Tariff” has the meaning set forth in the Operating Agreement.
“Tax Contest” has the meaning set forth in the Operating Agreement.

“Third Party” means any Person other than a Member, its Affiliates and the Company.
“Transfer” or “Transferred” means, with respect to a Membership Interest, a voluntary or involuntary sale (including a merger or consolidation), assignment, transfer, pledge, conveyance, exchange, bequest, devise, gift or any other alienation (in each case, with or without consideration) of any rights, interests or obligations with respect to all or any portion of such Membership Interest; provided, however, that the following shall not constitute a Transfer hereunder: (i) changes ownership in the Delek Parent or any Affiliates Controlling the Delek Parent, (ii) changes in ownership in the Rangeland Member or any Affiliates Controlling the Rangeland Member, (iii) a Security Interest granted to secure Indebtedness of a Member, (iv) a merger or other combination by and between the Delek Parent and any Person that is not an Affiliate of the Delek Parent, (v) a merger or other combination by and between the Rangeland Member and any Person that is not an Affiliate of the Rangeland Member, (vi) the sale of all or substantially all of the assets or equity of the Delek Parent to any Person that is not an Affiliate of the Delek Parent and (vii) the sale of all or substantially all of the assets or equity of the Rangeland Member to any Person that is not an Affiliate of the Rangeland Member.
“Transferee” means a Person who receives all or part of a Member’s Membership Interest through a Transfer.
1.2    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meanings so given.
1.3    Construction. Unless the context otherwise requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, the singular shall include the plural, and the plural shall include the singular. All references herein to Articles, Sections and subsections refer to articles, sections and subsections of this Agreement, and all references to Exhibits, Schedules and Annexes are to exhibits, schedules and annexes attached hereto, each of which is incorporated herein for all purposes unless specific reference is made to such articles, sections, subsections, exhibits, schedules and annexes of another document or instrument. Article and section titles or headings are for convenience only and neither limit nor amplify the provisions of the Agreement itself. Each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP. All references to $ or dollar amounts will be to the lawful currency of the United States. Unless the context of this Agreement clearly requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular article, section or subsection in which such words appear. Where a date or time period is specified, it will be deemed inclusive of the last day in such period or the date specified, as the case may be. The word “or” will be deemed to also mean “and/or”.
ARTICLE II
ORGANIZATION
2.1    Formation; Amendment and Restatement. The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the Act on June 20, 2013. The Members hereby amend and restate the Initial LLC Agreement in its entirety.
2.2    Name. The name of the Company is “Rangeland RIO Pipeline, LLC” and all Company Business must be conducted in that name or such other names that comply with Law as the Board may select from time to time.
2.3    Principal Office; Other Offices. The principal office of the Company shall be at 14100 Southwest Freeway, Suite 550, Sugar Land, TX 77478 or at such other place as the Board may designate from time to time. The Company may have such other offices as the Board may designate from time to time.
2.4    Purpose. The sole purpose of the Company is to engage in the Company Business. Except for activities related to such purpose, there are no other authorized business purposes of the Company. Unless approved by the Required Consent of the Board, the Company shall not engage in any activity or conduct inconsistent with the Company Business.
2.5    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company, and, if necessary, keep the Company in good standing, in that jurisdiction.
2.6    Term. Subject to earlier termination pursuant to other provisions of this Agreement (including those contained in Article X), the term of the Company shall be perpetual.
2.7    Mergers and Exchanges. Except as otherwise provided in this Agreement or prohibited by Laws, the Company may be a party to any merger, share exchange, consolidation, exchange or acquisition or any other type of reorganization.
2.8    Business Opportunities—No Implied Duty or Obligation. Each Member and its Affiliates (including, if applicable, the Operator) may engage, directly or indirectly, without the consent or approval of the other Members or the Company, in the businesses conducted by such Member and its Affiliates as of the Effective Date and in any other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including business of a nature which may be competitive with or the same as or similar to the business of the Company, regardless of the geographic location of such business, and without any duty or obligation to account to the other Members or the Company in connection therewith. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations or subject the Members to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company. To the extent that, at law or in equity, a Member has any fiduciary or other duty to the Company or to any other Member pursuant to this Agreement (other than as expressly set forth in this Agreement), such duty is hereby eliminated to the extent permitted under the Act and expressly disclaimed by the Members; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The doctrine of corporate opportunity, or any analogous doctrine, shall not apply to a Member, and except as otherwise provided in Section 6.9(b), each Member (and its designated Board Member) shall be permitted to vote its Percentage Interest in its own self-interest. No Member or Board Member who (directly or through an Affiliate, including the Operator) acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company or any other Member, and such Member or Board Member shall not be liable to the Company, to any Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires such opportunity for itself or its Affiliate directs such opportunity to another Person or does not communicate such opportunity or information to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other businesses, investments or activities of a Member or to the income or proceeds derived therefrom.
2.9    Expansion Projects. Notwithstanding Section 2.8:
(a)     If either Member or any of their respective Affiliates desires to develop, construct or operate an Expansion Project that has a projected cost of development and construction of $[*CONFIDENTIAL*] or more, the applicable Member (the “Proposing Member”) shall deliver a written notice (an “Expansion Project Notice”) to the Company and the other Member. Any Expansion Project Notice shall contain a reasonably detailed explanation of all material aspects of the proposed Expansion Project, including (i) a good faith estimate of the costs and expenses of developing, operating and maintaining such proposed Expansion Project, (ii) the incremental revenues to be derived from the Expansion Project, (iii) the estimated time period from the start of construction until the time the Expansion Project is expected to commence commercial service, (iv) a description of all material provisions of any proposed transportation, throughput or similar commercial contracts in respect of the Expansion Project and to which the Company and any other Person may be a party, (v) the projected annualized return of the Expansion Project, together with evidence reasonably sufficient to support the calculation thereof, and (vi) the proposed construction manager and construction management agreement for the Expansion Project.
(b)    If the Rangeland Member is the Proposing Member, then the Delek Member shall have 60 days from receipt of the Expansion Project Notice to elect to participate in the proposed Expansion Project by delivering written notice thereof to the Company and the Rangeland Member. If the Delek Member elects to participate in the Expansion Project, the Members will fund the development and construction of the Expansion Project in proportion to their Percentage Interests pursuant to Capital Calls. If the Delek Member does not elect to participate in the Expansion Project, then if (and only if) the Expansion Project meets the Economic Threshold, the Rangeland Member may nonetheless cause the Company to undertake the Expansion Project, in which event (i) the Rangeland Member will fund 100% of amounts to develop and construct the Expansion Project via Capital Calls (and no other funds of the Company shall be used), (ii) the Delek Member will have no obligation to fund such amounts and (iii) the Members’ Percentage Interests will be adjusted accordingly (and Exhibit A shall be deemed to be amended to reflect such adjusted Percentage Interests). In all cases, once in-service, all revenues, operating costs and maintenance capital expenditures of any Expansion Project will be shared between the Members in proportion to their respective Percentage Interests.

(c)    If the Delek Member is the Proposing Member, then the Rangeland Member shall have 60 days from receipt of the Expansion Project Notice to approve the proposed Expansion Project by delivering written notice thereof to the Company and the Proposing Member. If the Rangeland Member approves the Expansion Project, the Members will fund the development and construction of the Expansion Project in proportion to their Percentage Interests pursuant to Capital Calls. If the Rangeland Member does not approve the Expansion Project, the Company shall not proceed with the Expansion Project.
(d)    Notwithstanding anything to the contrary in this Section 2.9, Board Members voting a greater than 50% Percentage Interest may cause the Company to pursue an Expansion Project that has a projected cost of construction and development of less than $[*CONFIDENTIAL*] and the Members will fund the development and construction of such Expansion Project in proportion to their Percentage Interests pursuant to Capital Calls.
(e)    If the Company undertakes an Expansion Project, the Company shall cause the Operator to prepare and deliver an Expansion Project budget to the Company to manage the development, construction and operation of the Expansion Project, which shall be subject to Board approval. If necessary, the Company and the Operator shall amend the applicable C&O Agreements, or to the extent necessary, enter into a new construction agreement, to accommodate the Expansion Project.
2.10    Extension Projects. Either Member may develop and construct Extension Projects and may connect Extension Projects to the Project at the State Line Terminal in Loving County, Texas or the Midland Delivery Facility in Midland, Texas (each as set forth on Exhibit B) or an intermediate point on the Project approved by the Board; provided that (i) the crude to be delivered into the Project meets the specifications set forth in the applicable Tariff and (ii) the connection is completed pursuant to a connection agreement with the Company. Connection of any Extension Project to the Project shall be at the connecting Member’s sole cost and expense. If any Extension Project would cause the RIO Pipeline or another portion of the Project to become FERC jurisdictional, the Member proposing to connect such Extension Project shall notify the Company and the other Member of such fact and shall not be entitled to connect the Extension Project to the Project or deliver crude oil into the Project from that Extension Project until permitted under applicable Law (including the Company having on file with FERC an applicable tariff). The Members shall use commercially reasonable efforts to cause the Company to take necessary and appropriate steps to facilitate the connection of Extension Projects.
2.11    Restrictions on Financing. The Board by Special Consent may elect to cause the Company to obtain financing in connection with the Company Business by a combination of Capital Contributions and debt financing. The Company will obtain any such debt financing upon commercially reasonable terms acceptable to the Board and, if applicable, in accordance with the Approved Budget and any specific parameters adopted by the Board. Each Member agrees to use commercially reasonable efforts to cooperate with and assist the Company in its efforts to obtain any debt financing related to the Project. The Company may replace any debt financing related to the Project with either temporary or permanent credit facilities. The Operator shall be permitted without any further approval of the Board (but in accordance with the Approved Budget or as required to fund expenses to address an emergency in the Operator’s reasonable discretion, with any such emergency authority terminating upon the conclusion of the emergency and any remediation or repairs necessitated thereby) to make drawings under any such debt financing or other financing approved by the Board as provided herein. Notwithstanding the foregoing, no such debt financing can be recourse or require credit support from the Delek Member without the prior written consent of the Delek Member in its sole and absolute discretion.

ARTICLE III
MEMBERSHIP INTERESTS AND TRANSFERS
3.1    Members. The Members of the Company as of the date hereof are the Rangeland Member and the Delek Member. Additional Members may be admitted to the Company either as additional Members or Substituted Members as provided in Section 3.9.
3.2    Number of Members. The number of Members of the Company shall never be fewer than one.
3.3    Voting. Members shall be entitled to vote their respective Percentage Interests.
3.4    Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that (i) it is duly formed, validly existing and (if applicable) in good standing under the Laws of the state of its formation, and if required by Laws is duly qualified to do business and (if applicable) is in good standing in the jurisdiction of its principal place of business (if not formed therein); (ii) it has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken; (iii) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); (iv) its authorization, execution, delivery, and performance of this Agreement does not conflict with any obligation under any other agreement or arrangement to which that Member is a party or by which it is bound; and (v) it (1) has been furnished with sufficient information about the Company, the Membership Interest, the RIO Pipeline and the other transactions contemplated hereunder, (2) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company, the Membership Interest, the RIO Pipeline and the other transactions contemplated hereunder, (3) has adequate means of providing for its current needs and possible individual contingencies and is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (4) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (5) is an “accredited investor” within the meaning of “accredited investor” under Regulation D of the Securities Act of 1933, as amended, and (6) understands and agrees that its Membership Interest shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and pursuant to an applicable exemption from registration under the Securities Act of 1933 and other applicable securities Laws. Upon the occurrence and during the continuation of any event or condition which would cause a Member to be in breach of a representation or warranty contained in clause (iv) of this Section 3.4, the breaching Person shall be treated as a Transferee who has not become a Substituted Member in accordance with the terms of Section 3.9.
3.5    Put Option.
(a)    The Delek Member shall have the right to cause the Rangeland Member to purchase from the Delek Member all or any portion of the Delek Member’s Membership Interest (“Put Interest”):
(i)    at any time during the 30 day period following (A) the expiration of a 6 month suspension of construction of the Project prior to the Project In-Service Date, (B) the Delek Member’s reasonable good faith belief (after due inquiry and evaluation of reasonably available information) that the construction of the Project has been suspended for 6 months, or (C) the abandonment of the Project prior to the Project In-Service Date, if such delay, suspension or abandonment is not consented to in writing by the Delek Member, or
(ii)    at any time during the 30 day period commencing on the second anniversary of the Effective Date, if the Project In-Service Date has not occurred by that date; or
(iii)    at any time during the 30 day period commencing on the Project In-Service Date.
The right set forth in this Section 3.5(a) may be exercised only once by the Delek Member. In connection with clause (i) above, the Rangeland Member shall cause the Operator to give notice to the Delek Member promptly (A) at any time that the construction of the Project prior to the Project In-Service Date is suspended for over 7 days, which notice shall specify the date the suspension began; (B) thereafter, on the monthly anniversary of the commencement of the suspension, which notice shall specify the status of the suspension; and (C) upon the abandonment of the Project prior to the Project In-Service Date.
(b)    The purchase price for the Put Interest will be the amount equal to [*CONFIDENTIAL*]
(c)    The Rangeland Member and the Delek Member shall close the purchase and sale of the Put Interest within 60 days of the Rangeland Member’s receipt of written notice that the Delek Member has exercised its put right under Section 3.5(a), upon closing of the purchase and sale of the Put Interest, the Members’ Percentage Interests will be adjusted accordingly (and Exhibit A shall be deemed to be amended to reflect such adjusted Percentage Interests).
(d)    Notwithstanding anything in this Agreement to the contrary, in the event that (i) the Members agree the Delek Member properly exercised its put right under Section 3.5(a) (or, in the event of a good faith dispute regarding whether such put right was properly exercised, such dispute is resolved in favor of the Delek Member by a court of competent jurisdiction), and (ii) the Rangeland Member defaults on its obligation under Section 3.5(c), then

(x) the purchase price of the Put Interest shall accrue interest at the Default Interest Rate from and including the 60th day after the Rangeland Member receives notice that the Delek Member has exercised its put right under Section 3.5(a) until and excluding the date that the purchase price and interest accrued thereon is paid in full, and (y) 100% of Available Cash shall be distributed to the Delek Member until the Delek Member has received an amount equal to the purchase price of the Put Interest plus interest accrued thereon (whether from distributions of Available Cash or from the Rangeland Member).
3.6    Restrictions on the Transfer of a Membership Interest. A Member may Transfer a Membership Interest only in accordance with Laws and the applicable provisions of Sections 3.6, 3.7, 3.8 and 3.9. Any purported Transfer in breach of Law or of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize any such prohibited Transfer.
(a)    Except as otherwise provided herein, unless such action is approved by the Board, the Rangeland Member may not effect a Transfer other than in compliance with Section 3.7(b) and the Delek Member may not effect a Transfer other than pursuant to a Qualifying Offer in compliance with Sections 3.7(c), 3.7(d) and 3.7(e). The restrictions set forth in this Section 3.6(a) shall not apply to any Transfer pursuant to Section 3.7(a).
(b)    A Membership Interest shall not be Transferred except pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended, and other applicable securities Laws.
(c)    The Company may, in its reasonable discretion, charge a Member a reasonable fee to cover administrative expenses necessary to effect a Transfer with respect to any or all of such Member’s Membership Interest.
(d)    Notwithstanding any other provision hereof to the contrary, no Transfer may be made which, in the Board’s reasonable judgment, would cause a material breach, event of default, default or acceleration of payments or which would require the Company to make any mandatory repurchase offer, mandatory repurchase, mandatory redemption or mandatory prepayment, under any agreement or instrument to which the Company or any of its direct or indirect Subsidiaries is a party.
(e)    The Company shall not be bound or otherwise affected by any Transfer of any Membership Interest of which the Company has not received notice pursuant to Section 3.8.
(f)    Except as specifically provided under Sections 3.7(f) or (g), a Member in Default shall not Transfer, and shall not permit a Transfer of, its Membership Interest.
(g)    Any Transfer by a Member of a portion of its Membership Interest must include a proportionate amount of such Member’s Percentage Interest.
(h)    A Member may not Transfer a Membership Interest in a manner permitted by this Article III if such Transfer has as a purpose the avoidance of the restrictions on Transfers set forth in this Agreement (it being understood that the purpose of this sentence is to prohibit a Transfer of a Membership Interest to a transferee in a permitted Transfer followed by a change in the relationship between the transferor and the transferee (or a change of Control of such transferor or transferee) after the permitted Transfer with the effect that the transferor has indirectly Transferred Membership Interests to the transferee in a Transfer that would not have been permitted as a direct Transfer under this Article III had such change in relationship occurred prior to the Transfer).
3.7    Affiliate Transfers; ROFO; Tag-Along Right; Drag-Along Right; ROFR.
(a)    Affiliate Transfers. Any Member may Transfer all or a portion of its Membership Interest to an Affiliate without compliance with Sections 3.6(a), 3.7(b), 3.7(c), 3.7(d) or 3.7(e) (such Member, the “Affiliate Transferor”); provided that (i) such Transfer otherwise complies with the procedures and deliveries required by Sections 3.8 and 3.9 and (ii) the Affiliate Transferor remains liable for all of its obligations and liabilities hereunder unless the other Members agree in writing to release the Affiliate Transferor of such obligations and liabilities.
(b)    Right of First Offer. If the Rangeland Member desires to Transfer its Membership Interest and at such time the Delek Member continues to hold at least a 10% Percentage Interest, then the Rangeland Member shall provide a notice to the Delek Member (the “Sale Offer”), which shall constitute an offer by the Rangeland Member to sell all of its Membership Interest, free and clear of all liens (other than transfer restrictions imposed under applicable securities Laws), to the Delek Member for an amount equal to [*CONFIDENTIAL*] times the Rangeland Member’s aggregate Capital Contributions as of the date of the Sale Offer. The Delek Member shall have the right and option, but not the obligation, to either accept the Sale Offer or to make a counter-offer (the “Counter-Offer”), in either case by providing written notice to the Rangeland Member within 30 days of receiving the Sale Offer. Any Counter-Offer must be to purchase all of the Rangeland Member’s Membership Interest and include the cash purchase price, the date on which the Counter-Offer will expire and other material terms and conditions under which the Delek Member proposes to acquire the Rangeland Member’s Membership Interest. The Rangeland Member shall be entitled to accept or reject the Counter-Offer in its sole discretion and shall notify the Delek Member within 30 days of receiving the Counter-Offer whether it accepts or rejects the Counter-Offer. If the Delek Member accepts the Sale Offer or the Rangeland Member accepts the Counter-Offer, the Parties shall proceed to negotiate definitive documentation reflecting the terms and conditions set forth in the Sale Offer or Counter-Offer, as the case may be. If the Parties are unable to execute definitive acquisition documents with respect to the transaction contemplated by the Sale Offer or Counter-Offer, as the case may be, within 60 days of the Delek Member’s acceptance of the Sale Offer or the Rangeland Member’s acceptance of the Counter-Offer, then the Delek Member shall be deemed to have waived all its rights under this Section 3.7(b) and the Rangeland Member shall be permitted to pursue an alternate sale transaction with any Third Party; provided, however, that if the Delek Member properly made a Counter-Offer, then for so long as the Counter-Offer has not expired and may be accepted by the Rangeland Member, the Rangeland Member shall not be entitled to consummate a transaction for the sale of its Membership Interests to a Third Party for consideration that is less than the cash purchase price contained in the Counter-Offer. If the Rangeland Member does not (i) enter into a definitive written agreement with a Third Party in accordance with the foregoing within 90 days after the later to occur of (x) the expiration or rejection of the Sale Offer without the Delek Member making a valid Counter-Offer and (y) the expiration or rejection of the Counter-Offer, or (ii) consummate such Transfer pursuant to such definitive written agreement within 90 days after the execution thereof, the Rangeland Member may not Transfer any of its Membership Interest without complying again in full with this Section 3.7(b).
(c)    Tag-Along Right.
(i)    If the Rangeland Member and its Affiliates desire to Transfer all of their Membership Interests to a ready, willing and able Transferee after complying with the requirements of Section 3.7(b), then the Rangeland Member shall make an offer by an irrevocable written notice (the “Tag-Along Offer”) to the Delek Member to include all of the Delek Member’s and its Affiliates’ Membership Interests in the proposed Transfer (the “Tag-Along Transfer”) on substantially the same terms and conditions. The Tag-Along Offer may be accepted by the Delek Member by written notice to the Rangeland Member within 30 days after the Delek Member’s receipt of the Tag-Along Offer.
(ii)    The Delek Member may elect to terminate the proposed sale of its Membership Interest in the Tag-Along Transfer (and shall not otherwise be deemed to owe any duty or responsibility to the Rangeland Member to proceed), in which case, the obligations under this Section 3.7(c) in respect of such Tag-Along Transfer shall cease.
(iii)    If for any reason the Rangeland Member elects to terminate or otherwise not to sell its Membership Interest in the Tag-Along Transfer or such Tag-Along Transfer should fail to close, the Rangeland Member must comply with the provisions set forth in this Section 3.7(c), to the extent applicable, prior to making any subsequent Transfer of all or any portion of its Membership Interest.
(d)    Drag-Along Right. If the Rangeland Member and its Affiliates desire to Transfer all of their Membership Interests to a ready, willing and able Transferee (the “Drag-Along Sale”) then the Rangeland Member may, after complying with Section 3.7(b), provide written notice thereof (the “Drag-Along Notice”) to the Delek Member, which such notice must include the terms and conditions of the Drag-Along Sale on substantially the same (or better) terms and conditions as those to be received by the Rangeland Member. The Rangeland Member shall have the right to cause the Delek Member and its Affiliates to Transfer all of their Membership Interests in the Drag-Along Sale on substantially the same terms and conditions as set forth in the Drag-Along Notice; provided that (i) if the Drag-Along Sale occurs prior to the third anniversary of the Project In-Service Date, the cash consideration payable to the Delek Member and its Affiliates in connection with such Drag-Along Sale must be equal to or greater than [*CONFIDENTIAL*]% of the aggregate Capital Contributions of the Delek Member and its Affiliates in respect of the Membership Interest to be sold in the Drag-Along Sale and (ii) the consideration for the Rangeland Member’s Membership Interests must be equal to or greater than the purchase price contained in any applicable Counter-Offer. Section 3.7(c) shall not apply to any Transfer pursuant to a Drag-Along Sale.
(e)    Rights of First Refusal.
(i)    If the Delek Member receives, and desires to accept, a Qualifying Offer from a ready, willing and able Transferee, the Delek Member shall first offer to

Transfer such Membership Interest (the “Subject ROFR Interest”) to the Rangeland Member. If the Delek Member’s Membership Interest is deemed a Subject ROFR Interest pursuant to Section 3.7(f) or (g), then the Delek Member shall comply with this Section 3.7(e). Any such offer shall be made in the form of an irrevocable written notice (the “Offer Notice”) to Transfer all (but not less than all) of the Subject ROFR Interest and shall contain a description of the price and other material terms and conditions of the transaction in which the Delek Member proposes to Transfer the Subject ROFR Interest, including the name of the ready, willing and able Transferee and the consideration specified, except that in the event that the Subject ROFR Interest was so deemed pursuant to Section 3.7(f) or (g), the Offer Notice shall specify that the consideration to be paid shall be the Fair Market Value of the Subject ROFR Interest. The Rangeland Member shall have 30 days (the “Option Period”) after receipt of the Offer Notice within which to advise the Delek Member whether or not it will acquire the Subject ROFR Interest upon the terms and conditions contained in the Offer Notice. If, within the Option Period, the Rangeland Member elects to acquire the Subject ROFR Interest, then the Rangeland Member and the Delek Member shall close such transaction no later than 60 days after the last day of the Option Period.
(ii)    The right herein created in favor of the Rangeland Member is an option to acquire all (but not less than all) of the Subject ROFR Interest offered for sale by the Delek Member. If the Rangeland Member declines or fails to elect to acquire all of the Subject ROFR Interest in accordance with this Section 3.7(e), the Delek Member may Transfer such Subject ROFR Interest to the Transferee named in the Offer Notice delivered to the Rangeland Member on terms no more favorable to the Transferee than those described in such Offer Notice. If the Transfer of the Subject ROFR Interest does not occur in accordance with the terms of such Offer Notice within 90 days after the last date of the Option Period, the Delek Member may not Transfer any of such Subject ROFR Interests without complying again in full with this Section 3.7(e).
(iii)    Upon consummation of any such Transfer (whether to the Rangeland Member or any other Person), such Transferee, with its Membership Interest, shall automatically become a party to, and be bound by, this Agreement and shall thereafter have all of the rights and obligations of a Member hereunder. Notwithstanding the foregoing, all Transfers pursuant to this Section 3.7(e) must also comply with and be governed by the terms, conditions and procedures set forth in Sections 3.6, 3.8 and 3.9.
(iv)    Subject to the prior written consent of the Delek Member or the Rangeland Member, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed, either Member may assign its rights of first refusal under this Section 3.7(e) to any of its Affiliates.
(f)    Security Interest. If either Member should permit any Security Interest on any of its Membership Interests and a creditor or trustee-in-bankruptcy seeks to commence foreclosure remedies or proceedings upon all or any portion of the Membership Interests of such Member by a legal or equitable proceeding, the affected Member shall notify the other Member in writing, or if the affected Member fails to provide the required notice within five Business Days, the Company shall have the right to provide the required notice to the other Member (and such notice shall be deemed an Offer Notice for purposes of Section 3.7(e)(i)) and the entire

Membership Interest owned by the affected Member shall be deemed to be the subject of a proposed Transfer (subject to the Security Interest) and, therefore, a Subject ROFR Interest offered to the Rangeland Member (in the case of the Delek Membership Interest) or the Delek Member (in the case of the Rangeland Member), at a price equal to the Fair Market Value of such Membership Interest, and the affected Member shall be obligated to sell its Membership Interest in accordance with Section 3.7(e) and this Section 3.7(f). In the case of the application of this Section 3.7(f) to the Rangeland Member, Section 3.7(e) shall apply to the Rangeland Member in the same manner and to the same extent such Section would otherwise apply to the Delek Member.
(g)    Dissolution; Bankruptcy. If either Member (i) is dissolved and wound up, or (ii) becomes Bankrupt, the affected Member shall notify the other Member in writing, or if the affected Member fails to provide such notice within five Business Days, the Company shall have the right to provide such notice to the other Member (and such notice shall be deemed an Offer Notice for purposes of Section 3.7(e)(i)) and the entire Membership Interest owned by the affected Member shall be deemed to be the subject of a proposed Transfer and, therefore, a Subject ROFR Interest offered to the other Member at a price equal to the Fair Market Value of such Membership Interest, and the affected Member shall be obligated to sell its Membership Interest in accordance with Section 3.7(e) and this Section 3.7(g). In the case of the application of this Section 3.7(g) to the Rangeland Member, Section 3.7(e) shall apply to the Rangeland Member in the same manner and to the same extent such Section would otherwise apply to the Delek Member.
(h)    Closing; Transfer Taxes. At the closing of the Transfer of a Membership Interest pursuant to any of Sections 3.7(b), (c), (d), (e), (f) or (g), the Transferee shall deliver to the Members Transferring their Membership Interests the full consideration agreed upon. Any membership interest transfer or similar taxes involved in such sale shall be paid by the Members Transferring their Membership Interests and each such Member shall provide the Transferee with such evidence of such Transferring Member’s authority to Transfer hereunder and such tax lien waivers and similar instruments as the Transferee may reasonably request.
(i)    Governmental Approvals. If any Governmental Entity consent or approval is required with respect to any Transfer, the Transferee shall have a reasonable amount of time (not to exceed 60 days from the date upon which such Transfer would have been otherwise consummated in accordance with the terms of this Agreement or any longer period for as long as a Member is diligently attempting to obtain the consent or approval) to obtain such consent or approval. All Members shall use reasonable, good faith efforts to cooperate with the Transferee attempting to obtain, and to assist in timely obtaining, such consent or approval; provided that no Member shall be required to incur any out-of-pocket costs or additional liability or to sell or divest of any assets in connection with such cooperation and assistance. After the expiration of any applicable waiting period, such Transferee shall forfeit its rights to acquire the Subject ROFR Interest with respect to such specific transaction; provided, however, that such forfeiture shall not limit or otherwise affect the forfeiting Transferee’s rights with respect to any subsequent proposed Transfer.
(j)    No Release. Subject to Section 3.7(a), no Transfer of a Membership Interest shall effect a release of any of the Members Transferring their Membership Interests (or their applicable Affiliates) from any liabilities or obligations to the Company or the other Members that accrued prior to the Transfer.
(k)    Right to Appoint Successor Operator. If the Rangeland Member and its Affiliates transfer all of their Membership Interests to a single transferee or a group of affiliated transferees, such transferee(s) shall have the right to appoint the successor Operator (subject to Section 6.15) and cause the Company to enter into replacement construction or operating agreements on substantially the same terms as the C&O Agreements.
3.8    Documentation; Validity of Transfer. The Company shall not recognize for any purpose any purported Transfer of all or any part of a Membership Interest unless and until (a) the applicable provisions of Sections 3.6 and 3.7 have been satisfied and (b) the Company has received a document in a form acceptable to the Company executed by the Member Transferring its Membership Interest (or if the Transfer is on account of the death, incapacity, or liquidation of the Member, its representative) and the Transferee. Such document shall (i) include the notice address of the Transferee and such Person’s agreement to be bound by this Agreement with respect to the Membership Interest or part thereof being obtained, (ii) set forth the Membership Interest and Percentage Interest of the Member Transferring its Membership Interest and the Transferee after the Transfer (which together must total the Membership Interest and Percentage Interest of the Member Transferring its Membership Interest before the Transfer), (iii) contain a representation and warranty that the Transfer was made in accordance with all Laws (including state and federal securities Laws) and the terms and conditions of this Agreement, (iv) include a legally binding agreement of the Transferee to be bound by this Agreement from and after the date such Transferee becomes a Member and (v) if the Person to which the Membership Interest or part thereof is Transferred is to be admitted to the Company as a Substituted Member, its representation and warranty that the representations and warranties in Section 3.4 are true and correct with respect to such Person. Each Transfer and, if applicable, admission complying with the provisions of this Section 3.8 and the applicable provisions of Sections 3.6, 3.7 and 3.9(b) is effective against the Company as of the first Business Day of the Calendar Month immediately succeeding the Calendar Month in which (1) the Company receives the document required by this Section 3.8 reflecting such Transfer, and (2) the other requirements of Sections 3.6, 3.7 and 3.9(b) have been met.
3.9    Additional Members; Substituted Members.
(a)    Additional Persons, including Transferees, may be admitted to the Company as Members or Substituted Members as provided under the terms of this Section 3.9. Any admission of an additional Member (including a new Member for new value provided to the Company) involving the issuance of additional Membership Interests requires the approval of the Board; provided, however, that any Transferee of any Membership Interest pursuant to a Transfer made in accordance with Section 3.7 shall be admitted automatically as an additional Member or Substituted Member, as applicable, upon compliance with the applicable provisions of Sections 3.6, 3.8 and 3.9(b) with respect to such Transfer, but without the consent or approval of any other Person. Any Transferee that is not already a Member at the time of the Transfer and acquires a Membership Interest by foreclosure shall not be admitted as a Member without the approval of the Board.

(b)    Notwithstanding anything to the contrary contained herein, a Person may be admitted as an additional Member only if the Rangeland Member, in its reasonable discretion, approves of the credit worthiness of such Person or another Person delivers to the Company and the other Members a guaranty that is satisfactory to the Rangeland Member, in its reasonable discretion, as guarantor of such Transferee’s assumed obligations.
(c)    Unless and until a Transferee is admitted as a Substituted Member, such Transferee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder other than to receive its share of distributions pursuant to this Agreement. Upon becoming a Substituted Member (i) such Substituted Member shall have all of the powers, rights, privileges, duties, obligations and liabilities of a Member, as provided in this Agreement and by Laws to the extent of the Membership Interest so Transferred and (ii) the Member who Transferred the Membership Interest (A) shall cease to be a Member with respect to such Membership Interest so Transferred and (B) such Member and its guarantor shall be relieved of all of the obligations and liabilities with respect to such Membership Interest; provided that such Member shall remain fully liable for all liabilities and obligations relating to such Membership Interest that accrued prior to the applicable Transfer.
3.10    Information.
(a)    In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act and this Agreement under the circumstances and subject to the conditions therein and herein stated.
(b)    The Members acknowledge that, from time to time, they may receive information from or regarding the Company, its assets, its prospects, its customers or any other Member or its Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the Company or the Member or its Affiliates, as applicable, or Persons with which they do business. Each Member shall hold in strict confidence any such information it receives and may not disclose such information to any Person other than another Member, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), (ii) to its employees, Affiliates, advisers or representatives of the Member, in each case, who have a need to know such information, or Persons to which that Member’s Membership Interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed to be bound by the provisions of this Section 3.10(b), (iii) of information that a Member also has received from a source independent of the Company and that such Member reasonably believes such source obtained without breach of any obligation of confidentiality, (iv) of information obtained prior to the formation of the Company, provided that this clause (iv) shall not relieve any Member or any of its Affiliates from any obligations it may have to any other Member or any of its Affiliates under any existing confidentiality agreement, (v) to lenders, potential lenders, accountants and other representatives of the disclosing Member with a need to know such information, provided that the disclosing Member shall be responsible for such representatives’ use and disclosure of any such information, (vi) of public information, (vii) in connection with any proposed Transfer of all or part of a Membership Interest of a Member or the proposed sale of all or substantially all of a Member, to advisers or representatives of the Member or Persons to which such interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 3.10(b), or (viii) of information that such Member can reasonably demonstrate was independently developed by such Member without reliance upon any material separately developed by or for the Company (other than by such Member) in connection with the Project (it being understood and agreed that any engineering studies and drawings developed by or for such Member shall not be considered “Confidential Information” if such engineering studies and drawings were developed without reliance on, or otherwise using, similar engineering studies and drawings developed by or for the Company (other than by such Member)) in connection with the Project shall be considered “Confidential Information”); provided, further, that the Members agree that no Member shall be presumed to have misused any information contained in such written materials solely because any Member or any of its representatives retained mental impressions of such information as a result of attendance at any meeting at which such written materials were presented. Further, no Member shall be presumed to have misused any information solely because an Affiliate of such Member is the Operator nor shall such Member have any greater obligation than any other Member with respect to Confidential Information solely because an Affiliate of such Member is the Operator. The Members acknowledge that a breach of the provisions of this Section 3.10(b) may cause irreparable injury to the Company or another Member for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 3.10(b) (i) may be enforced by injunctive action or specific performance and the Members hereby waive any requirement to post bond in connection with any injunctive order or order for specific performance and (ii) shall survive for a period of 2 years after dissolution of the Company pursuant to Article X.
(c)    Notwithstanding Sections 3.10(a) and 3.10(b), the Company and the Rangeland Member may make public representations, announcements, press releases or press briefings concerning the Project. Either Member or its Controlling Affiliates may make public representations, announcements, press release or press briefings concerning the Project and its ownership in the Company as required by applicable Law or applicable stock exchange rules. Prior to any disclosure pursuant to this Section 3.10(c), the non-disclosing Member(s) shall be provided a written copy of such representations, announcements, press release or press briefing (or the anticipated content thereof) and afforded reasonable time to review and comment and to prepare any related disclosures required by applicable Law or applicable stock exchange rules. Notwithstanding the foregoing, neither Member may make disclosures in violation Law applicable to any Member.
3.11    Liability to Third Parties. Except as required by the Act, no Member shall be liable to any Person (including any Third Party, the Company or to another Member) (a) as the result of any act or omission of another Member or (b) for Company losses, liabilities or obligations (except as otherwise expressly agreed to in writing by such Member).
3.12    Resignation. Each Member hereby covenants and agrees that it will not resign from the Company as a Member.
3.13    Fair Market Value.
(a)    The Fair Market Value of a Subject ROFR Interest deemed to be offered under Sections 3.7(f) or (g) shall be determined as of the last day of the Calendar Month immediately preceding the occurrence of such deemed offer (the “Determination Date”); provided, however, that (i) for purposes of determining the Fair Market Value of a Membership Interest, the Fair Market Value shall be reduced by any distributions made to the transferring Member attributable to the Membership Interest, and increased by any Capital Contributions made by the transferring Member attributable to the Membership Interest, occurring during the time period between the Determination Date and the closing of the purchase and sale, and (ii) for purposes of determining the Fair Market Value of a Membership Interest that is offered pursuant to Sections 3.7(f) or (g), the determination of Fair Market Value shall take into account any adverse impact on the current and projected enterprise value of the Company’s business resulting from the deemed Transfer under Sections 3.7(f) or (g), and any related impairment of the transferring Member’s credit or the Company’s commercial arrangements with the transferring Member.
(b)    The Fair Market Value of a Subject ROFR Interest deemed to be offered under Sections 3.7(f) or (g) shall be determined by mutual agreement of the Delek Member (or its Designee) and the Rangeland Member; provided, however, that if such Persons do not agree on the Fair Market Value within 20 days of the expiration of the Option Period, then (a) either Member (or its Designee), by written notice to the other Member, may require the determination of Fair Market Value to be made by Duff & Phelps (the “Appraiser”), and (b) the “Option Period” shall thereafter be extended until the tenth day following the final determination of Fair Market Value in accordance with the terms hereof. If, within 10 days following receipt of the notice described above in clause (a), the Appraiser cannot or is unwilling to act as the independent appraiser, and the Members (including to the extent applicable, any Designee) otherwise fail to agree on an independent appraiser, any Member (or its Designee) may request the regional office of the CPR Institute covering Houston, Texas to designate an independent appraiser who shall be qualified by his or her education, training and experience in the crude oil transportation and storage industry to determine the Fair Market Value of such Subject ROFR Interest, whose determination of the independent appraiser shall be final and binding on the Members. If the regional office of the CPR Institute fails to designate an independent appraiser, any Member (or its Designee) may in writing request the judge of the United States District Court for the Southern District of Texas senior in term of service to appoint an independent appraiser qualified by his or her education, training and experience in the crude oil transportation and storage industry to determine the Fair Market Value of such Subject ROFR Interest, whose determination of the independent appraiser shall be final and binding on all Members. If the independent appraiser so chosen shall die, resign or otherwise fail or becomes unable to serve as independent appraiser, a replacement independent appraiser shall be chosen in accordance with this Section 3.13(b). The Board shall provide the independent appraiser with all information and data reasonably necessary to make a determination of Fair Market Value, subject to a customary confidentiality agreement. The independent appraiser shall report to the Members (including to the extent applicable, any Designee) its determination of Fair Market Value within 30 days after appointment, and such determination shall be final and binding on all Members. The Delek Member and the Rangeland Member shall each pay one-half of the appraisal and court costs in appointing an appraiser. Unless otherwise agreed to by the Delek Member (or its Designee) and the Rangeland Member, the purchase price for such Subject ROFR Interest shall be payable only in cash.

ARTICLE IV
CAPITAL CONTRIBUTIONS
4.1    Capital Contributions.
(a)    As of the Effective Date, and in exchange for their respective Membership Interests, (i) the Rangeland Member has contributed to the Company certain assets which the Members agree have a Gross Asset Value equal to the amount set forth opposite the Rangeland Member’s name on Exhibit A and (ii) the Delek Member has contributed to the Company cash in the amount set forth opposite the Delek Member’s name on Exhibit A (each, an “Initial Capital Contribution”).
(b)    To the extent such sums are not funded from the Initial Capital Contributions or working capital or other cash on hand, the Members agree, pursuant to Capital Calls, to contribute to the Company in proportion to their relative Percentage Interests, Capital Contributions required to fund (i) Project Development Costs, (ii) any other maintenance costs and expenses incurred in connection with the Project and contemplated in an Approved Budget and (iii) the Company’s obligations under the C&O Agreements.
(c)    To the extent a Member is required to fund a Capital Call hereunder, such Member shall make a cash payment to the Company no later than 30 calendar days from the issuance date of such Capital Call (or such earlier date as may be required to meet the Company’s funding obligations under the C&O Agreements).
(d)    No Member is permitted to make any Capital Contribution other than as required by this Article IV.
4.2    Failure to Contribute.
(a)    If a Member is in Default as a result of its failure to contribute all or any portion of a Capital Contribution such Member (“Delinquent Member”) is required to make as provided in this Agreement, any one or more of the other Members (each a “Non-Delinquent Member”) may advance the entire amount of the Delinquent Member’s Capital Contribution that is in Default as a Capital Contribution (“Default Contribution”), with each Non-Delinquent Member having the right to participate by making its share of such advance in proportion to its Percentage Interest (without taking into account the Percentage Interests of the Delinquent Member or the non-participating Non-Delinquent Members) or in such other percentages as the participating Non-Delinquent Members may agree.
(b)    The Company shall automatically adjust the Percentage Interest for each Member on the date the Default Contribution is made. Upon the adjustment set forth in the preceding sentence, (i) Exhibit A shall be deemed to be amended to reflect such adjusted Percentage Interests and (ii) the Default of the Delinquent Member arising as a result of its failure to make the applicable Capital Contribution shall be deemed cured.
(c)    With respect to the failure to make any required Capital Contribution for any purpose, any Non-Delinquent Member shall have the right to exercise the following remedies with respect to a Delinquent Member in addition to the rights granted by Sections 4.2(a) and 13.13:
(i)    such Non-Delinquent Member may at any time take such action (including court proceedings) as such Non-Delinquent Member may deem appropriate to obtain payment by the Delinquent Member of the portion of the Delinquent Member’s Capital Contribution that is in Default, along with all costs and expenses associated with the collection of such Delinquent Member’s Capital Contribution; and
(ii)    such Non-Delinquent Member may at any time exercise any other rights and remedies available under this Agreement or at law or in equity.
4.3    Return of Contributions. A Member is not entitled (a) to the return of any part of any Capital Contributions or (b) to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.
4.4    Parent Guarantee. Concurrently with the execution hereof, the Delek Member shall provide an irrevocable guarantee from Delek Parent in favor of the Company guaranteeing payment and performance of the Delek Member’s and its Affiliates’ obligations hereunder.
ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS
5.1    Requirement of Distributions. Subject to the provisions of section 18-607 of the Act and Sections 3.5(d), 5.2 and 13.13(a), the Board shall distribute Available Cash to the Members (a) as required by Section 5.2(a) and (b) in accordance with Sections 5.2(b) and (c) promptly after the end of each calendar quarter and at such other times as the Board may determine in its discretion. Distributions of Available Cash shall be paid on the dates and in the aggregate amounts determined by the Board in accordance with this Agreement.
5.2    Priority of Distributions. Subject to the provisions of Section 10.2, any distributions attributable to the Membership Interests of the Company paid in cash, property, or equity ownership of the Company shall be made to the Members as follows:
(a)    first, to the extent of Available Cash, and as soon as practicable after the end of each Fiscal Year, if for any Member the Hypothetical Tax Amount as of the end of such year (as estimated by the Board in good faith) exceeds the total amounts distributed to such Member for the current and all prior years, to each Member in proportion to and to the extent of such excess (all distributions pursuant to this Section 5.2(a) shall be treated as advances against amounts otherwise distributable to such Member pursuant to Sections 5.2(b) and (c), and the next subsequent distributions to such Member pursuant to such Section shall be reduced on a dollar-for-dollar basis); and

(b)    second, in proportion to and to the extent of the excess, if any, of (i) the amount of such Member’s Capital Contributions over (ii) the sum of all prior distributions to such Member pursuant to this Section 5.2(b); and
(c)    third, to the Members in proportion to their respective Percentage Interests.
5.3    Allocations.
(a)    Allocation of Net Profits and Net Losses. For purposes of maintaining Capital Accounts, Net Profits and Net Losses (or items thereof) for any taxable year or other period shall be allocated to the Members in proportion to their Percentage Interests.
(b)    Regulatory Allocations. Notwithstanding the foregoing provisions of this Section 5.3, the following special allocations shall be made in the following order of priority:
(i)    Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.3(b)(i) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, then each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(i)(4). This Section 5.3(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible. It is intended that this Section 5.3(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)    Limitation on Allocation of Net Loss. If the allocation of Net Loss (or items of loss or deduction) to a Member as provided in Section 5.3(a) hereof would create or increase an Adjusted Capital Account deficit, then there shall be allocated to such Member only that amount of Net Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account deficit. The Net Loss (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in proportion to their relative Percentage Interests, subject to the limitations of this Section 5.3(b)(iv).
(v)    Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interests, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(vi)    Nonrecourse Deductions. The Nonrecourse Deductions for each Company taxable year shall be allocated to the Members in proportion to their relative Percentage Interests.
(vii)    Member Nonrecourse Deductions. The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.
(viii)    Curative Allocations. The allocations set forth in Section 5.3(b)(i)– (vii) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 5.3(a), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.
(c)    Tax Allocations.
(i)    Except as provided in Section 5.3(c)(ii) hereof, for income tax purposes under the Code and the Regulations each item of Company income, gain, loss, deduction and credit for federal income tax purposes shall be allocated among the Members consistently with the manner in which corresponding items are allocated for “book” purposes pursuant to this Section 5.3.

(ii)    In accordance with Code Section 704(c) and the applicable Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value at the time of its contribution to the Company. If the Gross Asset Value of any Company property is adjusted in accordance with clause (c) or (d) of the definition of Gross Asset Value, then subsequent allocations of income, gain, loss and deduction shall take into account any variation between the adjusted basis of such property for federal income tax purposes and its Gross Asset Value as provided in Code Section 704(c) and the related Regulations. For purposes of such allocations, the Company shall elect the remedial allocation method described in Regulation Section 1.704-3(d).
(iii)    All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under Section 754 of the Code which may be made by the Company.
(iv)    If any deductions for depreciation or cost recovery are recaptured as ordinary income upon the transfer of Company properties, the ordinary income character of the gain from such transfer shall be allocated among the Members in the same ratio as the deductions giving rise to such ordinary character were allocated.
(d)    Allocation and Other Rules.
(i)    Net Profits, Net Losses, and any other items of income, gain, loss, or deduction will be allocated to the Members pursuant to this Section 5.3 as of the last day of each Fiscal Year, provided that Net Profits, Net Losses, and the other items will also be allocated at any time the Gross Asset Values of the Company’s assets are adjusted pursuant to paragraph (b) of the definition of “Gross Asset Value.”
(ii)    For any Fiscal Year or other period during which any part of a Membership Interest in the Company is transferred between the Members or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest in the Company shall be apportioned between the transferor and the transferee using any method allowed pursuant to Section 706 of the Code and the applicable Regulations as chosen by the Board with Required Consent.
(iii)    For purposes of determining the Net Profits, Net Losses or any other items allocable to any period, Net Profits, Net Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board with Required Consent using any method that is permissible under Section 706 of the Code and the Treasury Regulations thereunder.
(iv)    For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section

1.752-3(a)(3), each Member’s interest in Net Profits shall be such Member’s Percentage Interest.
(v)    The Members acknowledge and are aware of the income tax consequences of the allocations made by this Section 5.3 and hereby agree to be bound by the provisions of this Section 5.3 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.
ARTICLE VI
MANAGEMENT OF THE COMPANY
6.1    Management. The management of the Company shall be exercised in accordance with this Section 6.1:
(a)    A Board of Directors (the “Board”) shall be established by the Company. Decisions or actions taken by the Board in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Board Member and employee of the Company. Any Person dealing with the Company, other than a Member or a Member’s Affiliate, may rely on the authority of the Board, the Operator or the Officers in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in compliance with the provisions of this Agreement. Except as otherwise agreed by Required Consent or actions taken in the capacity of Operator pursuant to the C&O Agreements (if the Operator is a Member), no Member shall have any unilateral right or authority to take any action on behalf of the Company or to bind or commit the Company with respect to Third Parties or otherwise. Except as otherwise provided in this Agreement, each Member hereby (i) specifically delegates to the Board (and agrees that the Board may delegate to the Operator pursuant to Section 6.1(b) and Officers pursuant to Section 6.1(c)) its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions of section 18-407 of the Act and (ii) waives its right to bind the Company, as contemplated by the provisions of section 18-402 of the Act. Any right or power not delegated pursuant to this Agreement shall be retained by the Members.
(b)    The Board delegates to the Operator the power and authority set forth in the C&O Agreements. Decisions or actions taken by the Operator in accordance with the provisions of any C&O Agreement and this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member and the Company.
(c)    The Board also may delegate from time to time to Officers certain powers and authority as provided in Section 6.10. Decisions or actions taken by any such Officer within the power and authority delegated to such Officer shall constitute decisions or actions by the Company and shall be binding on each Member and the Company. The Board may also appoint individuals as managers of the Company’s Subsidiaries as it deems necessary or desirable to carry on the business of such Subsidiary.
6.2    Board.

(a)    The Board shall initially consist of four Board Members, two of whom shall be appointed by the Rangeland Member and two of whom shall be appointed by the Delek Member. The voting power of the Board Members appointed by a Member shall equal in the aggregate the Percentage Interest of the Member that appointed such Board Members. All such voting powers shall be exercised by such Board Members in the aggregate, and not individually. No individual shall serve as a Board Member if such individual is a plaintiff in any litigation, arbitration or similar proceeding involving the Company or its Affiliates. Each Board Member may notify the other Board Members, from time to time, of the identity of one representative of such Board Member who will represent it at any Board meeting at which such Board Member is unable to attend (an “Alternate Board Member”). The term “Board Member” shall also refer to any Alternate Board Member that is actually performing the duties of the applicable Board Member in lieu of that Board Member.
(b)    The initial Board Members and initial Alternate Board Members are set forth on Schedule 6.2.
(c)    Each Board Member may vote by delivering his written proxy to another Board Member. A Board Member shall serve until he resigns or is removed as provided in Section 6.8.
(d)    The Board may establish, name or dissolve one or more committees, each committee to consist of one or more of the Board Members. Any committee established pursuant to this Section 6.2(d) shall have and may exercise all the powers and authority delegated to such committee by the Board.
(e)    Each Board Member shall have the full authority to act on behalf of the Member that designated such Board Member; the action of a Board Member at a meeting (or through a written consent) of the Board shall bind the Member that designated such Board Member; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Board Member. In addition, the act of an Alternate Board Member shall be deemed the act of the Board Member for which such Alternate Board Member is acting, without the need to produce evidence of the absence or unavailability of such Board Member.
6.3    Powers of the Board. Subject to the provisions of Section 6.6, the Board (and any Officer, the Operator or any committee duly authorized by the Board and within the delegation of authority granted to such Officer, Operator or committee) shall have the power, right and authority to take all actions on behalf of the Company (directly or through any Subsidiaries) which the Board deems necessary, useful or appropriate for the management and conduct of the Company Business or to the accomplishment of the purposes of the Company.
6.4    Budgets. For each Fiscal Year, the activities and operations of the Company, including the Ordinary Expenditures, for such period shall be set forth in the applicable Budget. The Company’s initial Construction Budget, which is attached as Exhibit C hereto (the “Initial Construction Budget”) and hereby adopted and approved, will apply with respect to the period prior to the Project In-Service Date. From and after the Project In-Service Date, except for the Company’s initial Operating Budget, which is attached as Exhibit D hereto (the “Initial

Operating Budget”) and hereby adopted and approved, each Operating Budget shall be submitted to and approved (as submitted or with modifications) by the Board, in the following manner:
(a)    At least 45 days prior to the expiration of each Fiscal Year, the Operator shall prepare and submit (or cause to be prepared and submitted) an Operating Budget for the next Fiscal Year to the Board.
(b)    The Board shall approve such Operating Budget (as submitted or with modifications) no later than the beginning of the next Fiscal Year. If the Board fails to approve an Operating Budget for a Fiscal Year prior to the first day of such Fiscal Year, then the Operating Budget for such Fiscal Year will be equal to [*CONFIDENTIAL*]% of the Operating Budget for the prior Fiscal Year (without taking into account increases pursuant to Section 6.4(c) that were not approved by the Board), until an Operating Budget for such Fiscal Year is approved by the Board; provided that (i) if, as of the Project In-Service Date, the Board has not approved an Operating Budget for the then-current Fiscal Year, the Operating Budget for the remainder of such Fiscal Year will be the Initial Operating Budget (prorated for such partial year) and (ii) if the Board has not approved an Operating Budget for the first full Fiscal Year following the Project In-Service Date prior to the first day of such Fiscal Year, the Operating Budget for such Fiscal Year shall be [*CONFIDENTIAL*]% of the Initial Operating Budget.
(c)    If, during the period covered by an Approved Budget, the Operator determines that an adjustment to the estimated costs, expenses, Ordinary Expenditures or Capital Expenditures set forth in such Approved Budget is necessary or appropriate, then the Operator shall submit (or cause to be submitted) to the Board for approval an adjusted Budget setting forth such adjusted or additional line items; provided, however, that no approval is necessary for (i) an increase up to the Permitted Budget Increase, (ii) expenses required to address an emergency in the Operator’s reasonable discretion or (iii) an increase necessary to enable the Operator to perform the services under the Construction Agreement in accordance with the Standards (as defined in the Construction Agreement) or the services under the Operating Agreement in accordance with the Standard of Care (as defined in the Operating Agreement) as determined by Operator in its reasonable discretion. The Board shall approve or disapprove the adjusted Budget within 30 days after receipt of such adjusted Budget, except that the Operator may request a shorter period of not less than ten days in which the Board shall approve or disapprove an adjusted Budget.
6.5    Meetings of the Board.
(a)    Regular meetings of the Board shall be held at least twice a year at the principal offices of the Company or at such other times or places as determined by the Board. Special meetings of the Board may be called by any of the Board Members. Each Member shall use commercially reasonable efforts, in good faith, to cause its designated Board Member or Alternate Board Member to attend each regular or special meeting of the Board.
(b)    Notice of the time and place of any regular meeting of the Board shall be in accordance with the meeting schedule approved by the Board. Special meetings of the Board may be called by providing at least three days’ notice prior to the meeting. Special meetings of the Board to deal with emergencies may be called by providing at least six hours’ notice prior to the meeting, so long as each Board Member provides written confirmation of receipt of notice or waives notice (including by attending the emergency meeting). Written notice of meetings of the Board, including the purpose of the meeting, shall be given to each Board Member (and each Alternate Board Member) with the notice of the meeting. Any Board Member may waive notice of any meeting by the execution of a written waiver prior or subsequent to such meeting. The attendance of a Board Member at any meeting shall constitute a waiver of notice of such meeting, except where a Board Member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Board, need be specified in the waiver of notice of such meeting.
(c)    All meetings of the Board shall be presided over by the Chairman of the Board. The Company’s Secretary shall act as the secretary of the meeting who shall make a written record of the proceedings of such meeting and shall be provided to the Members promptly after the meeting. The Chairman of the Board shall be appointed by (i) the Operating Member or (ii) if either there is no Operating Member, the Member with the largest Percentage Interest; provided, however, that with respect to the situation described in clause (ii) above, if no single Member has the largest Percentage Interest, the Board Members appointed by the two or more Members with the largest equal Percentage Interests shall rotate the appointment of Chairman of the Board on an annual basis.
(d)    The Board may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement and, provided further, that such rules and regulations shall permit Board Members to participate in meetings by telephone or video conference or the like or by written proxy, and such participation shall be deemed attendance for purposes of determining whether a quorum is present.
6.6    Quorum and Voting.
(a)    The attendance of Board Members representing a Required Consent shall constitute a quorum of the Board for the transaction of business.
(b)    All actions and approvals of the Board shall be approved and passed by the Required Consent of the Board at a meeting at which a quorum is present.
(c)    Any Board Member may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can communicate with each other.
(d)    Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by Board Members constituting a Required Consent, as may be required to approve such action at a meeting of the Board held for such purpose. Each written consent shall bear the date and signature of each Board Member who signs the consent and a copy of such consent shall be promptly delivered to any Board Member who has not signed such consent.
6.7    Special Consent Decisions.

(a)    Notwithstanding anything to the contrary herein, the Company shall not, and the Officers and the Operator shall not cause the Company to, take any of the following actions (or any other action that would be permitted under this Agreement only after the receipt of Special Consent of the Board), that have not been delegated to the Operator under the terms of the C&O Agreements or without having obtained the Special Consent of the Board:
(i)    increase or change the scope of the Company Business;
(ii)    amend this Agreement pursuant to Section 11.2;
(iii)    issue to any Person any Membership Interests or debt securities of the Company or admit any Person as a Member into the Company as an additional Member;
(iv)    subject to Section 6.15, appoint a successor or replacement Operator and enter into permanent construction agreements or operating services agreements in place of the C&O Agreements (other than with respect to any successor Operator appointed or any construction agreement or operating services agreement entered into pursuant to Section 3.7(k));
(v)    obtain any debt financing;
(vi)    approve an Operating Budget pursuant to Section 6.4;
(vii)    make, revoke or change any tax election not otherwise permitted under this Agreement;
(viii)    make a material change in the accounting policies of the Company;
(ix)    cause the Company or any Subsidiary of the Company to voluntarily declare bankruptcy, or file a petition or otherwise seek protection under any federal or state bankruptcy, insolvency or reorganization Law or any decision not to contest any bankruptcy or similar proceeding filed against the Company or any Subsidiary;
(x)    merge, liquidate, dissolve or reorganize the Company or any Subsidiary of the Company, except in accordance with Article X;
(xi)    grant a Security Interest in any asset of the Company or any Subsidiary of the Company, including the Project or the Rio Pipeline;
(xii)    acquisition by the Company or any Subsidiary of the Company of any equity interest in any other Person;
(xiii)    the issuance of any equity or debt securities of any Subsidiary of the Company;
(xiv)    adoption of any equity incentive plan of the Company or any of its Subsidiaries;

(xv)    amendment to or modification of any provision of the Company’s Certificate of Formation;
(xvi)    determination of the Gross Asset Value of any property contributed to the Company or other property of the Company or the determination of the value of Company property in accordance with the terms of this Agreement;
(xvii)    a conversion, continuance, domestication or transfer (each as referenced in the Act) of the Company or any other comparable transaction;
(xviii)    formation of any Subsidiary of the Company;
(xix)    except for Indebtedness incurred pursuant to the C&O Agreements, the issuance, incurrence, renewal, refinancing, early repayment, material modification or discharge of any Indebtedness;
(xx)    the Company’s or any Subsidiary’s guaranteeing of obligations of any other Person;
(xxi)    the Company’s or any Subsidiary’s providing any indemnity not in the ordinary course of the Business;
(xxii)    the changing of the Company’s or any Subsidiary’s Independent Auditor;
(xxiii)    subject to Section 6.7(b), the commencement or settlement of any Tax Contest or any material dispute, arbitration, litigation, mediation or other proceeding (other than the commencement of any such proceeding in which a Member is a defendant);
(xxiv)    a sale or other transfer of any asset of the Company or any of its Subsidiaries in excess of $250,000 other than in the ordinary course of the Business;
(xxv)    the distribution of any assets of the Company to the Members in kind and the fair market value thereof;
(xxvi)    waive any provision of any agreement between the Company and the Operator or its Affiliates;
(xxvii)    terminate any C&O Agreement other than due to a default by Operator;
(xxviii)    hire any employee of the Company;
(xxix)     enter into any contract or agreement providing for or otherwise committing to take any of the foregoing actions; or
(xxx)    any determination under this Agreement which expressly provides for Special Consent.

(b)    Notwithstanding anything to the contrary in this Agreement, the following actions by the Company shall require the approval of, and only of, the Board Members set forth below:
(i)    Only the affirmative vote of Board Members appointed by one or more Members holding collectively more than a 50% Percentage Interest held by Members other than the Operator or its Affiliates shall be required:
(A)    to amend or modify any provision of any agreement between the Company and the Operator or its Affiliates (subject to Section 6.7(a)(xxvii)) other than amendments to the C&O Agreements pursuant to Section 2.9(e) to the extent such amendments do not increase the fee payable to the Operator);
(B)    for the declaration of a default by the Operator or the enforcement of any remedy against the Operator following a default pursuant to any C&O Agreement, including the entry into any interim replacement construction agreement or operating services agreement subsequent to a material breach and effectiveness of termination of any C&O Agreement, as applicable; provided, for purposes of clarification, the entry into any permanent construction agreement or operating services agreement with a replacement Operator after such initial agreements would remain subject to the voting requirements under Section 6.7(a) to the extent applicable and not this Section 6.7(b);
(C)    as between the Company, on the one hand, and Operator or any of its Affiliates, on the other hand:
(1)    for the execution of any Material Commercial Contract or Material Transportation Contract or, amendment, modification or waiver of any material provision thereof;
(2)    for the declaration of a default by a shipper under any Material Transportation Contract or enforcement of any remedy against a shipper following a default under a Material Transportation Contract; or
(3)    to enforce the Company’s rights against Operator or any of its Affiliates pursuant to terms of a Material Commercial Contract or a Material Transportation Contract.
(ii)    The commencement and prosecution of any dispute, arbitration, litigation, mediation or other proceeding in which a Member or any of its Affiliates is a defendant shall require only the affirmative vote of Board Members appointed by one or more Members holding collectively more than a 50% Percentage Interest held by Members which are not, and whose Affiliates are not, defendants in such proceeding.

(iii)    Only the affirmative vote of Board Members appointed by one or more Members holding collectively more than a 50% Percentage Interest held by Members other than the Delek Member and its Affiliates shall be required, as between the Company, on the one hand, and Delek US Holdings, Inc. and its Affiliates (determined without giving effect to clause (ii) of the definition of Affiliate), on the other hand:
(A)    for the execution of any Material Commercial Contract or Material Transportation Contract or, amendment, modification or waiver of any material provision thereof;
(B)    for the declaration of a default by a shipper under any Material Transportation Contract or enforcement of any remedy against a shipper following a default under a Material Transportation Contract; or
(C)    to enforce the Company’s rights against Delek US Holdings, Inc. or any of its Affiliates pursuant to terms of a Material Commercial Contract or a Material Transportation Contract.
(c)    In the event any Member causes the Company to declare a default, enforce any rights of the Company or pursue any remedy against an Affiliate of any other Member pursuant to Section 6.7(b), after a final, non-appealable judgment by a court of competent jurisdiction with respect to any litigation arising out of such activities: (i) if the Company is the prevailing party, the Member whose Affiliate the Company prevailed against will reimburse the Company’s reasonable legal fees and expenses in connection therewith; and (ii) if the Affiliate of a Member is the prevailing party, the Member that caused the Company to pursue such activities under this Section 6.7(c) will reimburse the Member’s Affiliate’s reasonable legal fees and expenses in connection therewith.
(d)    The execution, termination, modification, waiver, negotiation, approval or enforcement of any transaction between the Company and any Member or any Affiliate of a Member, excluding shipping under the Tariff, or any Board Member or officer of the Company or its Subsidiaries, shall require the affirmative vote of at least one Board Member appointed by the Member who is not participating in such transaction.
(e)    In negotiating and approving connection agreements and any other agreements pursuant to Section 6.7(b) and amendments to the C&O Agreements pursuant to Section 2.9(e) in relation to connecting an Extension Project to the Project, the Board Members whose consent is required (and the Members appointing such Board Members) shall act in the best interests of the Company and shall consent to the connection of the Extension Project on commercially reasonable terms.
(f)    Notwithstanding anything to the contrary in this Agreement, in the event that, prior to the first anniversary of the In-Service Date, [*CONFIDENTIAL*] are not actively involved in the day-to-day management and operation of the Operator, the Delek Member shall be entitled to (i) terminate the C&O Agreements without recourse to the Company or the Delek Member and (ii) enter into any interim replacement construction agreement or operating services agreement, in each case, upon the affirmative vote of Board Members appointed by the Delek

Member; provided that this Section 6.7(f) shall not apply to the extent that (x) the Rangeland Member Transfers its Interest and a successor Operator is appointed, each in accordance with this Agreement or (y) the Operator is removed pursuant to Section 6.7(b).
6.8    Resignation; Removal and Vacancies.
(a)    Any Board Member may resign at any time by giving written notice to the Board. Further, any Board Member who becomes a plaintiff in any litigation, arbitration or similar proceeding involving the Company or its Affiliates or is deemed disqualified by the Board (such Board Member, a “Disqualified Board Member”), shall resign from the Board immediately and, failing such resignation, shall be removed from the Board and replaced by the Member that appointed the Disqualified Board Member. The resignation of any Board Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
(b)    Any Board Member may be removed at any time, with or without cause, by the Member who appointed such Board Member. The removal of a Board Member shall be effective only upon receipt of notice thereof by the Board. Any vacancy in the number of Board Members occurring for any reason is to be filled by the appointment of a new Board Member by the Member who was represented by such Board Member. The appointment of a new Board Member by the Members is effective upon receipt of notice thereof by or at such time as shall be specified in such notice to the remaining Board Members.
6.9    Discharge of Duties; Reliance on Reports.
(a)    Each Board Member may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request consent, order, bond, debenture, or other paper or document believed by him to be genuine and to have been signed or presented by the Board. The Board may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act taken or omitted in reliance upon the opinion of such Persons as to matters that the Board Members reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
(b)    Except for the implied contractual covenant of good faith and fair dealing, no Board Member or Alternate Board Member (in such Person’s capacity as a Board Member or Alternate Board Member) shall have any fiduciary or quasi-fiduciary duty (and each Member and the Company hereby waive any and all such duties) to the Company, the Members, the other Board Members and Alternate Board Members or any other Person that is a party to or is otherwise bound by this Agreement and any standard of care and duty otherwise imposed on any Board Member or Alternate Board Member by this Agreement or under the Act or any Law shall be eliminated to the fullest extent permitted by Law. Each Member acknowledges and agrees that any Board Member or Alternate Board Member shall serve in such capacity to represent the interests of the Member that designated such Board Member or Alternate Board Member and shall be entitled to consider only such interests and factors specified by the Member that designated such Board Member or Alternate Board Member. To the maximum extent permitted by applicable Law, a Board Member or Alternate Board Member, in performing his or her duties and obligations as a Board Member or Alternate Board Member under this Agreement, shall be entitled to act or omit to act at the direction of the Member that appointed such Board Member or Alternate Board Member, considering only such factors, including the separate interests of such appointing Member, as such Board Member, Alternate Board Member or Member chooses to consider, and any action of a Board Member or Alternate Board Member or failure to act, taken or omitted in good faith reliance on the foregoing provision shall not, as between the Company and the other Members, on the one hand, and such Board Member and Alternate Board Member and the appointing Member, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such duty exists under the Act or any other applicable Law, rule or regulation) on the part of such Board Member, Alternate Board Member or appointing Member, or any other Board Member, Alternate Board Member or Member. Notwithstanding anything to the contrary in this Section 6.9(b), each Board Member shall act in the best interests of the Company when acting pursuant to Section 6.7(b).
6.10    Officers.
(a)    The Board may appoint individuals that are nominated by the Operating Member as officers of the Company or its Subsidiaries, including managers and directors of Subsidiaries (each, an “Officer”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable. The Operating Member has the exclusive right to nominate such Officers. In the event another Member disputes the nomination of an Officer in good faith, the Operating Member shall nominate a replacement Officer. Any individual may hold two or more offices of the Company. The initial Officers are set forth on Schedule 6.10.
(b)    In the event Officers are appointed, the following provisions shall apply:
(i)    The compensation of all Officers shall be fixed by the Board in accordance with the Approved Budget and such Persons shall be reimbursed for any authorized out-of-pocket expenses reasonably incurred on behalf of the Company.
(ii)    Each Officer shall have a duty to the Company to take all actions related to their duties and authorities as officer in accordance with the best interests of the Company.
(iii)    The Board may establish formal delegation of authority guidelines that specify approval authority and dollar limits for any such Officers. Unless the Board decides otherwise, the assignment of a title shall constitute the delegation to such Officer of those duties that are normally associated with that office, and any other duties that may be determined by the Board.
(iv)    An Officer shall serve until he resigns, his term expires or he is removed as provided in Section 6.10(b)(v). Any Officer may resign at any time by giving written notice to the Board. The resignation of any Officer shall take effect upon receipt of notice or at such later time as shall be specified in such notice; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

(v)    Any Officer may be removed at any time, with or without cause, by the Board, and any vacancy due to the Board removing such Officer shall be filled by appointment by the Board.
(vi)    The duties of any Officer appointed as a President, Chief Financial Officer, Vice President or Secretary shall be as follows:
(A)    The President shall have such general executive powers to manage the business and operations of the Company as the Board may from time to time prescribe.
(B)    The Chief Financial Officer shall be the principal financial officer of the Company and shall have such powers and perform such duties as the Board may from time to time prescribe. In addition, the Chief Financial Officer shall have general supervision of the funds, securities, notes, drafts, acceptances, and other commercial paper and evidences of indebtedness of the Company and shall determine that funds belonging to the Company are kept on deposit in such banking institutions as the Board may from time to time direct. The Chief Financial Officer shall determine that accurate accounting records are kept, and the Chief Financial Officer shall render reports of the same and of the financial condition of the Company to the Members or the Board at any time upon request. The Chief Financial Officer shall perform other duties commonly incident to such office, including, but not limited to, the execution of tax returns.
(C)    In the absence of the President, or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any such designation, then in the order of their election or appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.
(D)    The Secretary shall keep the minutes of the meetings of the Board, and shall exercise general supervision over the files of the Company. The Secretary shall give notice of meetings and shall perform other duties commonly incident to such office.
6.11    Affiliate Contracts. The Members hereby ratify, confirm and approve the Company entering into, and performing its obligations under, the C&O Agreements and Special Consent thereof shall not be required. Subject to Section 6.7(b), the Members acknowledge that the Company may from time to time enter into contracts or other transactions with a Member or an Affiliate or Related Party of a Member.
6.12    Insurance. The Company will cause the Operator to ensure that the Company receives the benefit of an insurance program meeting the criteria approved by the Board (the “Insurance Program”); provided, however, that if it is determined that any portion of the

Insurance Program is unenforceable in any respect under applicable Law, the Insurance Program shall automatically be amended to conform to such Law for so long as such Law is in effect.  If any insurance coverage required by the Insurance Program becomes commercially unavailable or, in the opinion of a Member, prohibitively expensive, the Members agree to negotiate in good faith a resolution so as to permit the Company to obtain alternate coverage at a reasonable cost.
6.13    Compensation and Reimbursement. The Board Members shall not receive any compensation or reimbursement for managing the affairs of the Company.
6.14    Employees. The Company and its Subsidiaries may engage such employees, independent contractors or agents as are consistent with the Approved Budget, who shall hold their positions for such terms, exercise such powers, and perform such duties as shall be determined from time to time by the Company.
6.15    Minimum Requirements for Operator. Prior to being designated as a replacement or successor Operator, other than an Operator designated pursuant to Section 6.7(b)(i)(B) or 6.7(f), the proposed replacement or successor Operator must demonstrate to the satisfaction of the Board in its reasonable discretion that such Person has sufficient creditworthiness, experience and resources to perform the obligations of the Operator under the C&O Agreements (or any replacements thereof) and is not restricted or prohibited from performing the obligations of the Operator under the C&O Agreements (or any replacements thereof).
6.16    Information Provided to Board Members. The Company shall provide to all Board Members copies of all materials received by the Company from the Operator related to matters that will be considered by the Board for approval at a meeting or by written consent of the Board.
ARTICLE VII
INDEMNIFICATION
7.1    Right to Indemnification. Subject to the limitations and conditions as provided herein or by Laws, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member of the Company, a Board Member, a member of a committee of the Board or an Officer, or while such a Person is or was serving at the request of the Company as a director, officer, partner, venturer, member, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the extent such Proceeding or other above-described process relates to any such above-described relationships with, status with respect to, or representation of any such Person to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Laws permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder for any and all liabilities and damages related to and arising from such Person’s activities while acting in such capacity; provided, however, that no Person shall be entitled to indemnification under this Section 7.1 in the event the Proceeding involves acts or omissions of such Person which constitute an intentional breach of this Agreement or gross negligence or willful misconduct on the part of such Person. The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VII could involve indemnification for negligence or under theories of strict liability.
7.2    Indemnification of Officers, Employees and Agents. The Company may indemnify, and advance expenses to, Persons who are not or have never been a Member, including current and former members of the Board, Officers, employees or agents of the Company, and those Persons who are or have served at the request of the Company as a manager, director, Officer, partner, venturer, member, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to a Member under this Article VII.
7.3    Advance Payment. Any right to indemnification conferred in this Article VII shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Person entitled to be indemnified under Sections 7.1 and 7.2 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the requirements necessary for indemnification under this Article VII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.
7.4    Appearance as a Witness. Notwithstanding any other provision of this Article VII, the Company may pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article VII in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.
7.5    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right which a Person indemnified pursuant to Sections 7.1 and 7.2 may have or hereafter acquire under any Laws, this Agreement, or any other agreement, vote of Members or otherwise.
7.6    Insurance. The Company shall, in accordance with Section 6.12, purchase and maintain indemnification insurance, at its expense, to protect itself and any other Persons from any expenses, liabilities, or losses that may be indemnified under this Article VII.
7.7    Member Notification. Any indemnification of or advance of expenses to any Person entitled to be indemnified under this Article VII shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the six month period immediately following the date the indemnification or advance was made.
7.8    Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article VII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by Laws.
7.9    Scope of Indemnity. For the purposes of this Article VII, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity. Thus, any Person entitled to be indemnified or receive advances under this Article VII shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving entity as he would have if such merger, consolidation, or other reorganization never occurred.
ARTICLE VIII

TAXES
8.1    Tax Returns. The Company shall cause to be prepared and timely filed all necessary federal and state tax returns for the Company, including making the elections described in Section 8.2. Upon written request by the Company, each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and timely filed.
8.2    Tax Elections. The Company shall make the following elections on the appropriate tax returns:
(a)    to adopt the accrual method of accounting;
(b)    an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of Membership Interests within the meaning of Section 743 of the Code; and

(c)    any other election that the Board may deem appropriate and in the best interests of the Company or the Members, as the case may be.
It is the expressed intention of the Members hereunder to at all times be treated as a partnership for federal and state tax purposes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of the subtitle A of the Code or any similar provisions of Law, and no provision of this Agreement shall be construed to sanction or approve such an election.
8.3    Tax Matters Representative.
(a)    The “tax matters partner” of the Company for purposes of Section 6231(a)(7) of the Code shall be the Rangeland Member, so long as Rangeland Member or one of its Affiliates that is disregarded as an entity separate from Rangeland Member for federal income tax purposes is a Member, and shall have (i) the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes, (ii) such other rights and powers provided under the Code and (iii) rights similar to those set forth in clauses (i) and (ii) herein with respect to any state or local tax matter or Proceeding.
(b)    The tax matters partner shall not be liable to the Company or the Members for acts or omissions taken or suffered by it in its capacity as tax matters partner in good faith in the belief that such act or omission is in accordance with the directions of the Management Committee; provided that such act or omission is not in willful violation of this Agreement and does not constitute fraud or a willful violation of Law.
(c)    No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year, or a petition under Code Sections 6226 or 6228 or other Code Sections with respect to any item involving the Company, without first notifying the other Members.
(d)    The tax matters partner will keep the other Members promptly informed about any communications with the tax authorities in connection with any Company-level audit. The tax matters partner will consult in good faith with the other Members in connection with any such audit about strategy and use commercially reasonable efforts to give the other Members the opportunity to attend any meetings with the tax authorities in such audits (it being understood that the tax authorities are not always amenable to such participation), but will ultimately control the selection of counsel to assist in the audits and the approach taken with the tax authorities. The tax matters partner will provide each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings) and (to the extent permitted by the tax authorities) each Member will have the right to participate, at its sole cost and expense, in any such meetings or conferences. The tax matters partner shall cause each other Member to be a "notice partner" within the meaning of Section 6231 of the Code.

8.4    Combined or Consolidated Returns. If either Member is required to include the income, receipts or related items of the Company in a combined or consolidated return filed by such Member (the “Including Member”), the Including Member shall pay the tax due in connection with such combined or consolidated return; and the Company shall promptly pay the Including Member the amount of tax that the Company would have been required to pay if the Company had filed a hypothetical “standalone” return for such period. Tax administration and controversy matters with respect to any such taxes shall be handled by the tax matters partner. The tax matters partner shall keep the other Member reasonably informed of developments, shall promptly deliver copies of any written communications with the tax authorities related to such issue, and shall provide the other Member with a reasonable opportunity to comment on any communication to the tax authorities related to such issue, taking into account any reasonable comments of such other Member.
ARTICLE IX
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
9.1    Maintenance of Books; Audit Firm.
(a)    An Officer shall keep, or the Company shall cause the Operator to keep (or cause to be kept) books and records of accounts and minutes of the proceedings of the Company’s Board. The accounting year of the Company shall be the Calendar Year. The custodian of the Company records shall be the Operating Member. Proper and complete records and books of account of all Company business shall be kept in conformity with this Agreement, GAAP and, to the extent required by Law, FERC’s Uniform System of Accounts, subject to normal year-end adjustments. At any reasonable time, a Member or a Member’s designated representative may inspect and copy, at such Member’s expense, the records required to be maintained under this Section 9.1 and any other books and records of the Company. Upon written notification from either Member of an active Tax Contest at the Member’s level, the Company shall continue to maintain support records for the Member’s open tax records until such Tax Contest is resolved.
(b)    The Company shall keep all of the following:
(i)    monthly, quarterly and annual financial statements of the Company, prepared in the ordinary course of business, and auditor reports, if any, for the three most recent Fiscal Years;
(ii)    copies of the Company’s federal, state and local tax returns for which the applicable statute of limitations has not yet lapsed and documents relating to a Tax Contest that has not been fully resolved;
(iii)    a current list of the full name and last known business or mailing address of each Member and Board Member;
(iv)    a copy of this Agreement and the Certificate of Formation and all amendments to this Agreement or the Certificate of Formation, together with executed copies of any written powers of attorney pursuant to which any of the foregoing has been executed;
(v)    bank statements and other information regarding the amount of cash held by the Company;
(vi)    a complete description and statement of the Gross Asset Value of any property or services contributed or agreed to be contributed by each Member, and the date on which each Member became a Member;
(vii)    all records related to accounting and recordkeeping as required by FERC;
(viii)    originals or copies of all FERC or other regulatory filings, disclosures or reports; and
(ix)    other information regarding the affairs of the Company as is reasonably necessary.
9.2     Financial Statements and Reports.
(a)    With respect to each Calendar Year, and unless otherwise approved by the Board, the Company shall direct and cause the Operator to (by and on behalf of the Company) prepare and deliver (or cause to be prepared and delivered) at the Company’s cost to each Member:
(i)    all information required to be delivered to the Company by the Operator pursuant to the C&O Agreements;
(ii)    as soon as practicable (and within 15 days), copies of any Approved Budget and any amendments thereto;
(iii)    as soon as available, but not later than 30 days after the end of each calendar month, a monthly report in a reasonable format prepared by the Operator and, as soon as available, but not later than 30 days after the end of each calendar quarter but 60 days for the calendar quarter ending December 31 (including, after the end of each calendar quarter commencing with the quarter ending June 30, 2015), an unaudited balance sheet and the related unaudited statements of income (setting forth, among other information, the Company’s gross revenue and gross margin), retained earnings and cash flows of the Company and its consolidated Subsidiaries as of the end of such immediately preceding calendar quarter and for the last portion of the fiscal year then ended (in each case, prepared in accordance with GAAP), and such other information as may be reasonably requested by the Members;
(iv)    as soon as available, but not later than 60 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2015), an audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31 of each Fiscal Year and the related audited consolidated statements of income, retained earnings and cash flows of the Company and its consolidated

Subsidiaries for the Fiscal Year then ended, such annual financial reports to include notes and to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of an independent public accounting firm of nationally-recognized standing;
(v)    to the extent not covered in paragraph (c), such reports and documentation as are reasonably required in order to enable the Members to properly and timely file their tax returns and, within 60 days after the end of the Fiscal Year, an estimate of taxable income of the Company, the amounts allocable to each Member for each Fiscal Year, and a fixed asset reconciliation (comprised of asset additions, retirements and dispositions) with respect to each Member for the Fiscal Year;
(vi)    as soon as practical, copies of all material information related to any pending or material threatened litigation or insurance claim affecting the Company or its assets;
(vii)    all of such additional financial statements, notes thereto and additional financial information as may be required in order for such Member (or an Affiliate of such Member) to comply with any applicable reporting requirements under (A) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (B) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (C) any national securities exchange or automated quotation system, and (D) reporting requirements applicable to the Delek Member as a result of the Delek Member being a wholly-owned subsidiary of a master limited partnership;
(viii)    upon reasonable request by any Member from time to time, the available capacity of the Project, including the contracted volumes for the available period and the capacity allocated for walk-ups in accordance with applicable Law (including rules and regulations applicable to the Project); and
(ix)    such periodic reports, forecasts, studies, budgets and other information as the Company determines reasonably appropriate or as the Board may reasonably request from time to time.
(b)    The Company shall use commercially reasonable efforts to cause the Company’s external audit firm to (i) consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited financial statements of the Company referred to in Section 9.2(a) to the extent such audited financial statements are required to be included in any registration statement, prospectus, offering memorandum, report or other document of a Member or an Affiliate of a Member in order to comply with the reporting requirements referred to in Section 9.2(a) and (ii) upon request by a Member, at such Member’s cost, perform a review of the unaudited financial statements of the Company pursuant to the Statement on Auditing Standards No. 100 (Interim Financial Information) (or any successor statement related to the topic of accountants’ comfort letters) that is included in any such registration statement, prospectus, offering memorandum, report or other document of a Member or an Affiliate of a Member in order to comply with the reporting requirements referred to in Section 9.2(a). Upon request by a Member, the Board shall cause the Company to execute and deliver to its external audit firm such representation letters, in form and substance customary for representation letters provided to external audit firms by management of a company whose financial statements are the subject of an audit or are the subject of a review pursuant to the Statement of Accounting Standards No. 100 (Interim Financial Information) (or any successor statement related to the topic of accountants’ comfort letters), as may be reasonably requested by its external audit firm with respect to any such financial statements. Upon request by a Member, at such Member’s cost, the Board shall use commercially reasonable efforts to cause the Company’s external audit firm to deliver a comfort letter in form and substance customary with respect to offerings of securities registered under the Securities Act of 1933, as amended, with respect to any such financial statements and any other financial information related to the Company that is included in a registration statement, prospectus or offering memorandum related to an offering of securities of the type for which comfort letters are customarily provided to the underwriters or initial purchasers in connection therewith.
(c)    Notwithstanding anything to the contrary herein, if any of the information set forth in this Section 9.2 is not timely delivered by the Company to any Member, such Member shall have the right, at the Company’s cost, to engage its in-house or third party advisors to prepare the applicable reports on behalf of the Company and deliver such information to the Members. In such case, the Company shall provide access to its applicable personnel, books and records as requested by such Member.
9.3    Accounts. A designated Officer or the Chief Financial Officer shall establish and maintain (or shall cause to be established or maintained) one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with financial institutions and firms that the Company may determine. The Company shall not commingle the Company’s funds with the funds of any other Person.
ARTICLE X

DISSOLUTION, LIQUIDATION, AND TERMINATION
10.1    Dissolution. Subject to the provisions of Section 10.2 and any Laws, the Company shall dissolve and its affairs shall be wound up only on the first to occur of the following:
(a)    approval of the Board Members by Special Consent;
(b)    entry of a decree of judicial dissolution of the Company under section 18-802 of the Act; and
(c)    the occurrence of any event which requires dissolution of a limited liability company under the Act.
10.2    Liquidation and Termination. Subject to Section 10.2(d), upon dissolution of the Company, a representative of the Company selected by the Board (not including any Board Member appointed by a Member in Default at the time of dissolution) shall act as a liquidator or may appoint one or more Members as liquidator (“Liquidator”). The Liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the Liquidator shall continue to operate the Company properties for a reasonable period of time to allow for the sale of all or a part of the assets thereof with all of the power and authority of the Members. The steps to be accomplished by the Liquidator are as follows:
(a)    As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the Calendar Month in which the dissolution occurs or the final liquidation is completed, as applicable.
(b)    The Liquidator shall cause any notices required by law to be mailed to each known creditor of and claimant against the Company in the manner described by such law.
(c)    Upon dissolution of the Company, the Liquidator shall use its best efforts to reduce to cash and cash equivalent items such assets of the Company as the Liquidator shall deem it advisable to sell, subject to obtaining fair value of such assets and any tax or other legal considerations.
(d)    Subject to the terms and conditions of this Agreement and the Act (especially section 18-803), the Liquidator shall distribute the assets of the Company in the following order:
(i)    the Liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company, including, without limitation, all expenses incurred in liquidation or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine); provided, however, that such payments shall not include any Capital Contributions described in Article IV or any other obligations in favor of the Members created by this Agreement; and
(ii)    all remaining assets of the Company shall be distributed to the Members in accordance with their respective positive Capital Account balances (determined after taking into account all adjustments to Capital Accounts required pursuant to this Agreement for the accounting period during which such liquidation occurs (other than those made as a result of the distributions set forth in this Section 10.2(d)).
(e)    All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 10.2. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 10.2 shall constitute a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property.

10.3    Provision for Contingent Claims.
(a)    The Liquidator shall make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and
(b)    If there are insufficient assets to both pay the creditors pursuant to Section 10.2 and to establish the provision contemplated by Section 10.3(a), the claims shall be paid in accordance with their priority as provided in the Act.
ARTICLE XI
AMENDMENT OF THE AGREEMENT
11.1    Amendments to be Adopted by the Company. Each Member agrees that the appropriate Officer, in accordance with and subject to the limitations contained in Article VI, may execute, swear to, acknowledge, deliver, file and record, or cause to be executed, sworn to, acknowledged, delivered, filed and recorded, whatever documents may be required to reflect:
(a)    a change in the name of the Company, the location of the principal place of business of the Company or the registered agent or office of the Company;
(b)    admission or substitution of Members whose admission or substitution has already received the requisite approval in accordance with this Agreement;
(c)    a change that the Board believes is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the Laws of any state;
(d)    an amendment that is necessary, in the opinion of counsel, to prevent the Company or its Officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor; and
(e)    technical amendments as may be required to, inter alia, implement the such matters as the admission of new or Substituted Members.
11.2    Amendment Procedures. Except as provided in Section 11.1, all amendments to this Agreement must be in writing and approved by the Board.
ARTICLE XII
MEMBERSHIP INTERESTS
12.1    Certificates. Membership Interests will not be certificated unless otherwise approved by, and subject to the provisions set by, the Board.

12.2    Registered Holders. The Company shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of the indicated Membership Interest and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any Person other than such registered owner, whether or not it shall have express or other notice thereof, except as otherwise provided by Law.
ARTICLE XIII
GENERAL PROVISIONS
13.1    Offset. Whenever the Company is to pay any sum to any Member (including any distributions pursuant to Article V), any amounts that such Member or any of its Affiliates owes the Company may be deducted from that sum before payment.
13.2    Entire Agreement. This Agreement constitutes the entire agreement and supersedes (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Members with respect to the subject matter hereof.
13.3    Waivers. Neither action taken (including any investigation by or on behalf of any Party) nor inaction pursuant to this Agreement, shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the Party not committing such action or inaction. A waiver by any Party of a particular right, including breach of any provision of this Agreement, shall not operate or be construed as a subsequent waiver of that same right or a waiver of any other right.
13.4    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective legal representatives, successors and assigns.
13.5    Governing Law; Venue; Dispute Resolution; Waiver of Jury Trial; Severability.
(a)    THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)    THE PARTIES (I) AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT ONLY IN A FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN HARRIS COUNTY, TEXAS AND (II) IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, BUT NOT LIMITED TO, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON-CONVENIENCE, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF SUCH ACTION OR PROCEEDING IN ANY SUCH RESPECTIVE JURISDICTION.

(c)    In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act or other Laws, the applicable provision of the Act or other Laws, as the case may be, shall control. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby. The Parties agree to amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
(d)    Claims or controversies arising out of this Agreement shall be determined and resolved in accordance with the following procedures:
(i)    Any claim or controversy arising out of or relating to this Agreement, including without limitation the meaning of its provisions, or the proper performance of its terms, its breach, termination or invalidity (each, a “Dispute”) will be resolved in accordance with the procedures specified in this Section 13.5, which until the completion of the procedures set forth in Section 13.5(d)(iii), will be the sole and exclusive procedure for the resolution of any such Dispute, except that any party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if, in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo or to avoid any applicable statute of limitations running. Despite that action the Parties will continue to participate in good faith in the procedures specified in this Section 13.5(d).
(ii)    Any Party wishing to initiate the Dispute resolution procedures set forth in this Section 13.5 must give written notice of the Dispute to the other Party (a “Dispute Notice”). The Dispute Notice will include (i) a statement of that Party’s position and summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive, in the negotiations under Section 13.5(d)(iii).
(iii)    If any Party has given a Dispute Notice, the Parties will attempt in good faith to resolve the Dispute within 30 days of delivery of the Dispute Notice (such period, the “Negotiation Period”) by negotiations between executives who have authority to settle the Dispute and who are either a Board Member of the Company or at a Vice President or higher level of management (or functional equivalent) of the Person (or its managing member or general partner) with direct responsibility of the administration of this Agreement or the matter in Dispute. Within 15 days after the delivery of the Dispute Notice, the receiving Party will submit to the other a written response. The response shall include (A) a statement of the Party’s position and a summary of arguments supporting that position, and (B) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive. During the Negotiation Period, such executives of the parties will meet at least weekly, at a mutually acceptable time and place, and thereafter during the Negotiation Period as more often as they reasonably deem necessary, to attempt to resolve the Dispute.
(iv)    If a Dispute is not resolved as of the end of the Negotiation Period (including any agreed extensions), the Dispute shall be resolved and decided by the state and federal courts located in Harris County, Texas. Each Party hereby agrees that service of summons, complaint or other process in connection with any proceedings contemplated hereby may be made by registered or certified mail addressed to such Party at the address specified pursuant to Section 13.12.
(e)    EACH OF THE COMPANY, THE MEMBERS, AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY MEMBER, BOARD MEMBER OR INDEMNITEE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.
13.6    Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Members agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Members shall take or cause to be taken all such necessary action.
13.7    Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that it has actual notice of all of the provisions of this Agreement. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions.
13.8    Counterparts. This Agreement may be executed in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.
13.9    Books and Records. The Officers shall keep (or shall cause to be kept) correct and complete books and records of account, including the names and addresses of all Members and the number and class of the interest held by each, and minutes of the proceedings of the Members at its registered office or principal place of business, or at the office of its transfer agent or registrar.
13.10    Audit Rights of Members.
(a)    Each Member shall have the right to inspect and audit the books and records of the Company no more than once during any Calendar Year (excluding any inspection of the books and records of the Company by a Member pursuant to Section 9.2(c)). Such audits shall be conducted at the cost of the Member(s) requesting same. The audit rights with respect to any Calendar Year or any portion of such Calendar Year shall terminate on the last day of the second Calendar Year immediately following the Calendar Year in question. A Member may exercise its audit rights hereunder by giving at least 30 days’ written notice to the Company or the other Member, as applicable, of the desire to perform such audit, which notice shall include the estimated timing and other particulars related to such audit. The audit shall be conducted during the normal business hours of the Company or the Member that is subject to audit, as applicable. The audit shall not unreasonably interfere with the operation of the Company or the Member that is subject to audit, as applicable. If any financial statement is not audited during the time period prescribed herein, then it shall be presumed to be accurate.
(b)    Any Member shall have the right to cause the Company or a Subsidiary of the Company to exercise its inspection and audit rights, if any, under the C&O Agreements. The costs related thereto shall be paid by the Member(s) requesting same.
13.11    No Third-Party Beneficiaries. Except as provided in Section 3.13 with respect to Designees, the provisions of this Agreement are for the exclusive benefit of the Members and their respective successors and permitted assigns and, solely with respect to Article VII, the Persons entitled to be indemnified as described therein. Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person or Governmental Entity, including (a) the Company, (b) any Person or Governmental Entity to whom any debts, liabilities or obligations are owed by the Company or any Member, or (c) any Liquidator, trustee or creditor acting on behalf of the Company, and no such creditor or any other Person or Governmental Entity shall have any rights under this Agreement, including rights with respect to enforcing the payment of Capital Contributions.
13.12    Notices. Except as otherwise expressly provided in this Agreement to the contrary (including in the definition of the term Default), any notice required or permitted to be given under this Agreement shall be in writing (including e-mail) and sent to the address of the Party set forth below, or to such other more recent address of which the sending Party actually has received written notice:
(a)    if to the Company, to:
Rangeland RIO Pipeline, LLC
14100 Southwest Freeway, Suite 550,
Sugar Land, TX 77478
Attention: [*CONFIDENTIAL*]
Email: [*CONFIDENTIAL*]

and

DKL RIO, LLC
7102 Commerce Way
Brentwood, TN 37027
Attention: President
Email: legalnotices@delekus.com

with a copy (which shall not constitute notice)

DKL RIO, LLC
7102 Commerce Way
Brentwood, TN 37027
Attention: General Counsel
Email: legalnotices@delekus.com

(b)    if to the Members, to each of the Members listed on Exhibit A at the address set forth therein.
Each such notice, demand or other communication shall be effective, if sent to the physical street address in this Section 13.12, when delivered at such address, or if sent by email, upon confirmation of the sender’s delivery of the email to the recipient (such as by the “return receipt requested” function, return e-mail or other evidence of delivery of email); provided that, if such notice, demand or other communication sent by email is not sent during the recipient’s normal business hours, such notice, email or communication shall be deemed to have been sent at the recipient’s opening of business on the next Business Day.
13.13    Remedies.
(a)    For so long as a Member is in Default, the rights, but not obligations, of such Member hereunder, including the Member’s and its Board Member’s rights to vote or consent and the Member’s right to receive distributions from the Company pursuant to Article IV, shall be suspended; provided, however, that subject to the application of Section 13.1, any distributions that would have been paid by the Company to such Member except for the application of this Section 13.13(a) shall be deposited by the Company into an account owned and controlled by the Company, and upon (i) such Member no longer being in Default and (ii) if applicable, the final resolution of any dispute between the Company and such Member related to any Default, the funds held in such account shall be distributed as follows: (A) if and to the extent applicable, on behalf of such Member to the Company to satisfy any obligations owed by such Member to the Company and (B) with respect to any funds remaining after the distribution required under subparagraph (A), to such Member. With respect to any Default that cannot reasonably be cured by action of the defaulting Member, such Default shall not be deemed to be continuing after the defaulting Member has (i) entered into and satisfied its obligations under a binding settlement with the Company related to such Default or (ii) satisfied its obligations arising from arbitration or any judicial proceeding related to such Default.
(b)    The rights of the non-defaulting Members set forth in Section 4.2 and this Section 13.13 shall be in addition to such other rights and remedies that may exist at law, in equity or under contract on account of such Default. Without limiting the generality of the foregoing, the Members acknowledge that an award of damages for failure to comply with Sections 3.6, 3.7, 3.10 and 13.14 would not be an adequate remedy for the Members attempting to enforce such provisions, and accordingly the Members expressly authorize any such Members to bring an action against the other Members to compel the specific performance by such other Members of their obligations to comply with such provisions.

(c)    Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. In addition, any successful Party is entitled to costs related to enforcing this Agreement, including, without limitation, attorneys’ fees, and arbitration expenses. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE MEMBERS WAIVE ANY AND ALL RIGHTS, CLAIMS OR CAUSES OF ACTION AGAINST ONE ANOTHER ARISING UNDER THIS AGREEMENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. A PARTY MAY RECOVER FROM ANY OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES INCLUDING INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE AND OTHER DAMAGES PAID OR OWED TO ANY THIRD PERSON FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM SUCH OTHER PARTY.
13.14    Member Trademarks. Neither the Company nor any Member (or its Affiliates) shall be permitted to use any trademark owned by any other Member or its Affiliates, without the express written consent of such Member or its Affiliate or as otherwise required by Law.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth in this Agreement.
MEMBERS:

Rangeland Energy II, LLC

By:	/s/ Christopher W. Keene
Name:	Christopher W. Keene
Title:	Chief Executive Officer

DKL RIO, LLC

By:	/s/ Daniel L. Gordon
Name:	Daniel L. Gordon
Title:	Executive Vice President

By:	/s/ Frederec Green
Name:	Frederec Green
Title:	Executive Vice President

EXHIBIT A
OWNERSHIP INFORMATION

Member Name and Address	Initial Capital Contribution	Percentage Interest
1) Rangeland Energy II, LLC 14100 Southwest Freeway, Suite 550, Sugar Land, TX 77478 Attention: [*CONFIDENTIAL*] Email: [*CONFIDENTIAL*]	$[*CONFIDENTIAL*]	67%
2) DKL RIO, LLC 7102 Commerce Way Brentwood, TN 37027 Attention: President Email: legalnotices@delekus.com with a copy (which shall not constitute notice) DKL RIO, LLC 7102 Commerce Way Brentwood, TN 37027 Attention: General Counsel Email: legalnotices@delekus.com	$[*CONFIDENTIAL*]	33%

DATED AS OF: March 20, 2015

EXHIBIT A

EXHIBIT B
PROJECT

The Project consists of (i) the State Line Terminal located on CR300 approximately 1.5 miles from RM652, Loving County Texas, (ii) the Midland Delivery Facility, Midland County Texas located in the vicinity of the Midland Crude Oil Tank Farm complex and distributed over two proximately located sites (i.e. the Geneva Station and Midland Tank Terminal), (iii) the RIO Pipeline consisting of approximately 107 miles of 12” pipeline originating at the State Line Terminal and terminating at the Midland Delivery Facility and (iv) pipeline connections (with meters) to [*CONFIDENTIAL*] and [*CONFIDENTIAL*] at the Midland Crude Oil Tank Farm complex.

The State Line Terminal is expected to include the following facilities:

•	Approximately [*CONFIDENTIAL*] acres of property in Loving County, Texas.

•	Initially [*CONFIDENTIAL*]-barrel shell capacity operational tanks with associated manifolds.

•	Mainline Pump Station and metering.

•	A minimum of [*CONFIDENTIAL*] truck unloading stations and associated appurtenances with allowance for growth.

•	Miscellaneous buildings and other support facilities as needed

The RIO Pipeline from State Line Terminal to Midland Delivery Facility is expected to include the following facilities:

•	Approximately 107 miles of 12” pipeline.

•	Initial capacity of 50,000-55,000 barrels per day and an expanded capacity of 85,000 barrels per day or more, depending on the number of additional pump stations ultimately constructed.

•	Pig traps, intermediate block valve sites, future booster station site and ancillary facilities.

The Midland Delivery Facility consisting of the Geneva Station and the Midland Tank Terminal is expected to include the following facilities:

•	Initially [*CONFIDENTIAL*] barrel shell capacity operational tanks, [*CONFIDENTIAL*] shell capacity leased tank, manifolds, pumps, meters, connecting lines and ancillary facilities

•	Initially four truck unloading stations with expansion capability for at least [*CONFIDENTIAL*] additional truck stations to accommodate volume growth.

•	Miscellaneous buildings and other support facilities as needed.

EXHIBIT B

EXHIBIT C
INITIAL CONSTRUCTION BUDGET

State Line	$[*CONFIDENTIAL*]
[*CONFIDENTIAL*] [*CONFIDENTIAL*]b tanks
[*CONFIDENTIAL*] Truck Racks

State Line to Midland	$[*CONFIDENTIAL*]
107 miles of 12" Pipe

Midland Terminal	$[*CONFIDENTIAL*]
[*CONFIDENTIAL*] [*CONFIDENTIAL*]b tanks
[*CONFIDENTIAL*] Truck Racks
Midland Connections
[*CONFIDENTIAL*]	$[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	$[*CONFIDENTIAL*]

Management Fee Assumes [*CONFIDENTIAL*] construction period	$[*CONFIDENTIAL*]

Total	$125,539,728

EXHIBIT C

EXHIBIT D
INITIAL OPERATING BUDGET

Operations
Wages, Benefits	$ [*CONFIDENTIAL*]
Contract Services	$ [*CONFIDENTIAL*]
Scheduling ,Safety, Damage Prevention	$ [*CONFIDENTIAL*]
Supplies, Services	$ [*CONFIDENTIAL*]
Fixed Power Costs (Demand Charges)	$ [*CONFIDENTIAL*]
$ [*CONFIDENTIAL*]
Maintenance
Wages, Benefits	$ [*CONFIDENTIAL*]
Materials, Repairs, Contract Services	$ [*CONFIDENTIAL*]
$ [*CONFIDENTIAL*]
General
Wages, Benefits	$ [*CONFIDENTIAL*]
Management Fee	$ [*CONFIDENTIAL*]
Insurance	$ [*CONFIDENTIAL*]
Taxes	$ [*CONFIDENTIAL*]
$ [*CONFIDENTIAL*]

Total Operating Expense		$ [*CONFIDENTIAL*]

Variable Power Cost (Assumes [*CONFIDENTIAL*]bpd)		$ [*CONFIDENTIAL*]

Total Initial Operating Budget		$ [*CONFIDENTIAL*]

EXHIBIT D

SCHEDULE 6.2

INITIAL BOARD MEMBERS AND INITIAL
ALTERNATE BOARD MEMBERS

Rangeland Energy II, LLC

Board Members
[*CONFIDENTIAL*]
[*CONFIDENTIAL*]

Alternate Board Member
[*CONFIDENTIAL*]

DKL RIO, LLC

Board Members
[*CONFIDENTIAL*]
[*CONFIDENTIAL*]

Alternate Board Members
[*CONFIDENTIAL*]

SCHEDULE 6.2

SCHEDULE 6.10

INITIAL OFFICERS

President
[*CONFIDENTIAL*]

Vice President
[*CONFIDENTIAL*]

Vice President
[*CONFIDENTIAL*]

Vice President
[*CONFIDENTIAL*]

Treasurer/Controller
[*CONFIDENTIAL*]

SCHEDULE 6.10